UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

           Proxy Statement Pursuant to Section 14(a) of the Securities

                     Exchange Act of 1934 (Amendment No. 2 )


Filed by the Registrant  [X]

Filed by a party other than the Registrant  [ ]

Check the appropriate box:

[X]      Preliminary proxy statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]      Definitive proxy statement

[ ]      Definitive Additional Materials

[ ]      Soliciting material pursuant to Rule 14a-12

                             Warrantech Corporation
                ------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

Payment of filing fee (Check the appropriate box):

[ ]      No fee required.

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[X] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1) Title of each class of securities to which transaction applies:

                  Warrantech Corporation common stock, par value $.007 per share.

         (2)      Aggregate number of securities to which transactions applies:

                  14,877,977 shares of common stock (consisting of 14,184,910 shares of common stock outstanding as of June 15, 2006 and options to purchase 693,017 shares of common stock).

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

                  The filing fee of $2,141.37 was calculated pursuant to Exchange Act Rule 0-11(c) and is comprised of the sum of (a) the merger consideration of $.75 per share of issued and outstanding common stock, multiplied by 14,184,960 shares of common stock outstanding as of June 15, 2006 ($2,127.75) plus
                  (b) the merger consideration of $.75 per each outstanding in-the-money option to acquire common stock (net of exercise price), multiplied by 693,017 outstanding in-the-money options to acquire common stock outstanding as of June 15, 2006 ($13.62).

         (4)      Proposed maximum aggregate value of transaction:

                  $10,706,814

         (5)      Total fee paid:

                  $2,141.37

[X] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)      Amount previously paid:  $2,141.37

         (2)      Form, schedule or registration statement no.:  Schedule 14A

         (3)      Filing party: Warrantech Corporation

         (4)      Date filed: June 22, 2006

                     Preliminary Copy-Subject to Completion

                               [GRAPHIC OMITTED]
                                   WARRANTECH
                             Protecting Your Future


                                                      ____________________, 2006

To the Stockholders of
WARRANTECH CORPORATION:

         You are cordially invited to attend a special meeting of stockholders to be held on ____, 2006 at __:00 a.m., local time, at the offices of Tannenbaum Helpern Syracuse & Hirschtritt LLP located at 900 Third Avenue, 13th Floor, New York, New York 10022.

         On June 7, 2006, Warrantech Corporation ("Warrantech") entered into a merger agreement with WT Acquisition Holdings, LLC, a Delaware limited liability company, and WT Acquisition Corp., a Nevada corporation, pursuant to which Warrantech will be merged with WT Acquisition Corp. and become a wholly-owned subsidiary of WT Acquisition Holdings, LLC. Both WT Acquisition Holdings, LLC and WT Acquisition Corp. are affiliates of H.I.G. Capital Partners III, L.P. and were formed by H.I.G. for the purpose of completing the merger. If the merger is completed, you will receive $0.75 in cash, without interest, for each share of Warrantech common stock you own. At the special meeting of stockholders, you will be asked to, among other things, consider and vote on the adoption of the merger agreement and the approval of the merger and related transactions.

         The $0.75 cash per share merger consideration represents a premium of 50% to the closing price of our common stock on June 6, 2006, the day prior to the public announcement of the signing of the merger agreement.

         Consistent with the unanimous recommendation of the special committee of the board of directors and after careful consideration, the board of directors unanimously approved the merger agreement and determined that the merger agreement and the merger are procedurally and substantively fair to, and in the best interests of, Warrantech and its stockholders, including the unaffiliated stockholders of Warrantech. The board of directors unanimously recommends that you vote "FOR" the proposal to adopt the merger agreement and approve the merger and related transactions and "FOR" the grant to the proxy holders of the authority to vote in their discretion to approve any proposal to adjourn or postpone the special meeting to a later date to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement and approve the merger and related transactions.

         More information about the merger is contained in the accompanying proxy statement. I encourage you to read the accompanying proxy statement in its entirety because it explains the proposed merger, the documents related to the merger and other related matters.


         The merger cannot be completed unless stockholders holding a majority of the outstanding shares of Warrantech common stock on the record date adopt the merger agreement and approve the merger and related transactions. Only stockholders who owned shares of Warrantech common stock at the close of business on August 23, 2006, the record date for the special meeting, will be entitled to vote at the special meeting. Certain officers and directors of Warrantech and certain other stockholders, who beneficially own approximately 35.0% of the outstanding Warrantech common stock in the aggregate, have entered into agreements with WT Acquisition Holdings, LLC to vote in favor of the merger agreement, the merger and related transactions.


         On behalf of the board of directors, I urge you to complete, sign, date and return the enclosed proxy card, or vote via the Internet or telephone as soon as possible, even if you currently plan to attend the special meeting. If your shares are held in an account at a brokerage firm, bank or other nominee, you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form furnished by your broker, bank or other nominee. If you do not vote or do not instruct your broker, bank or other nominee how to vote, it will have the same effect as voting against the adoption of the merger agreement and approval of the merger and related transactions.

         If you properly transmit your proxy and do not indicate how you want to vote, your proxy will be voted "FOR" the adoption of the merger agreement and approval of the merger and related transactions and "FOR" the other matters set forth in the accompanying notice of annual meeting, including the grant to the proxyholders of the authority to vote in their discretion to approve any proposal to adjourn or postpone the annual meeting to a later date, but in no event later than December 31, 2006, to solicit additional proxies if there are insufficient votes in favor of adoption of the merger agreement and approval of the merger and related transactions.

         I enthusiastically support this transaction and join the other members of the board of directors in recommending that you vote "FOR" the adoption of the merger agreement and approval of the merger and related transactions.

         Please do not send us your stock certificates at this time.

         Thank you for your support of our company. I look forward to seeing you at the special meeting.

                                           Sincerely,


                                           Joel San Antonio
                                           Chairman and Chief Executive Officer

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE ENCLOSED PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The proxy statement, dated ______, 2006, is first being mailed to stockholders on or about _____, 2006.

                             WARRANTECH CORPORATION
                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

Date and Time of
Meeting:                          __:00 a.m.               , 2006

Place: The offices of Tannenbaum Helpern Syracuse & Hirschtritt LLP 900 Third Avenue, 13th Floor New York, New York 10022

Items of Business:            1.  To consider and vote upon a proposal to adopt
                                  the merger agreement and approve the merger and related transactions;

                              2. To grant the proxyholders the authority to vote in their discretion to approve any proposal to adjourn or postpone the special meeting to a later date, but in no event later than December 31, 2006, to solicit additional proxies if there are insufficient votes in favor of adoption of the merger agreement and approval of the merger and related transactions; and

                              3.  To transact such other business as may
                                  properly come before the special meeting or any adjournment or postponement of the special meeting.


Who May Vote:                     You can vote if you were a stockholder of
                                  record as of the close of business on August
                                  23, 2006.


Proxy Voting:                     All stockholders are cordially invited to
                                  attend the special meeting in person. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy or vote via the Internet or telephone and thus ensure that your shares will be represented at the special meeting if you are unable to attend. If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of approval of the merger agreement, the merger and related transactions and in favor of adjournment or postponement of the special meeting, if necessary or appropriate, to permit solicitations of additional proxies if there are insufficient votes in favor of adoption of the merger agreement and approval of the merger and related transactions. If you fail to return your proxy card, do not vote via the Internet or by telephone, and do not attend the meeting and vote in person, your shares will effectively be counted as a vote against approval of the merger agreement, and will not be counted for purposes of determining whether a quorum is present at the special meeting. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person in accordance with the procedures outlined in the accompanying proxy statement.

Recommendation:                   The board of directors, acting on the
                                  unanimous recommendation of the special
                                  committee, unanimously recommends that you vote "FOR" the approval of the merger agreement at the special meeting and "FOR" the grant to the proxy holders of the authority to vote in their discretion to approve any proposal to adjourn or postpone the special meeting to a later date to solicit additional proxies.

Required Vote:                    For Warrantech to complete the merger,
                                  stockholders holding at least a majority of the shares of its common stock outstanding at the close of business on the record date must vote "FOR" the proposal to adopt the merger agreement and approve the merger and related transactions. Because the vote is based on the number of shares outstanding rather than the number of votes cast, failure to vote your shares, abstentions and broker non-votes (i.e.
                                  shares with respect to which brokers are not permitted to vote in their discretion on behalf of beneficial owners if such beneficial owners do not furnish voting instructions) will have the same effect as voting "AGAINST" the merger agreement.

                                  The affirmative vote of a majority of the votes cast, either in person or by proxy, at the meeting will be required for approval of a proposal to adjourn or postpone the special meeting or in the event other items are properly brought before the special meeting. A properly executed proxy marked "ABSTAIN" with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have no affect on such matters.



Questions:                        If you have any questions regarding the
                                  matters contained herein, please call Morrow &
                                  Co., Inc. at (800) 607-0088.


Appraisal Rights:                 Warrantech's stockholders who do not vote in
                                  favor of approval of the merger agreement and who properly perfect their appraisal rights by complying with all of the required procedures under Nevada law will have the right to seek payment for the fair value of their shares of Warrantech common stock if the merger is completed. See "SPECIAL FACTORS --Appraisal
                                  Rights" beginning on page 57 and Exhibit C:
                                  Nevada Dissenters' Rights Statutes to the accompanying proxy statement.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Summary Voting Instructions                                                   1

Summary Term Sheet                                                            2

     The Parties to the Merger Agreement                                      2
     Structure of the Transaction; Certain Effects of the Merger              2
     Recommendation of the Special Committee and the Board of Directors; 3 Reasons for Recommending the Adoption of the Merger Agreement and
     the Approval of the Merger
     Purposes of the Merger                                                   4
     Background to the Merger                                                 4
     Stockholders Entitled to Vote; Vote Required to Adopt the Merger
     Agreement and Approve the Merger                                         5
     Opinion of Financial Advisor                                             5
     Stockholders' Agreements                                                 5
     Interests of Directors and Executive Officers in the Merger              5
     The Merger Agreement                                                     7
     Federal Income Tax Consequences                                          8
     Appraisal Rights                                                         8
     Consolidation of Certain Debt                                            9

Questions and Answers about the Special Meeting and Merger                    11

The Parties to the Merger Agreement                                           15

     Warrantech                                                               15
     WT Acquisition Holdings, LLC                                             15
     WT Acquisition Corp.                                                     15

Special Factors                                                               16

     Background of the Merger                                                 16
     Purpose of the Merger                                                    24
     Structure of the Merger                                                  25

     Recommendations of the Special Committee and the Board of Directors;     27

     Reasons for Recommending the Approval and Adoption of the Merger
     Agreement and the Merger
     Opinion of Financial Advisor                                             32
     Position of the Buying Group Regarding the Fairness of the Merger        41
     Position of Mr. San Antonio with Respect to the Merger                   45
     Position of Mr. Tweed with Respect to the Merger                         46
     Alternatives to the Merger                                               47

     Effects of the Merger                                                    48

     Merger Consideration to be Received by Directors and Officers of         49
     Warrantech

     Equity Ownership in WT and the Surviving Corporation Post Transaction    51
     Employment with the Surviving Corporation                                51

     Directors of the Surviving Corporation                                   51
     Insurance and Indemnification                                            51
     Certain Risks in the Event of Bankruptcy                                 51

     Merger Financing                                                         52

     Plans for Warrantech if the Merger is not Completed                      52

     Estimated Fees and Expenses of the Merger                                53
     Regulatory Approvals and Requirements                                    54

     Federal Income Tax Consequences                                          54

     Anticipated Accounting Treatment of Merger                               56

     Appraisal Rights                                                         57


Cautionary Statement Concerning Forward-Looking Information                   58


Selected Financial Data                                                       60

Market and Market Price                                                       62

     Market Information                                                       62
     Number of Stockholders                                                   62
     Dividends                                                                63

Information About the Special Meeting                                         63

     General                                                                  63
     Matters to be Considered at the Special Meeting                          63
     Record Date and Voting Information                                       64
     Quorum                                                                   65
     Required Vote                                                            65
     Proxies and Revocation of Proxies                                        65
     Expenses of Proxy Solicitation                                           66
     Adjournments and Postponements                                           66
     Attending the Special Meeting                                            67
     Appraisal Rights                                                         67

Adoption of the Merger Agreement (Proposal No. 1)                             68

     The Merger                                                               68
     Completion of the Merger                                                 68
     Articles of Incorporation, Bylaws and Directors and Officers of the 69 Surviving Corporation
     Payment for Shares and Surrender of Stock Certificates                   69
     Dissenting Shares                                                        70

     Representations and Warranties                                           71
     Conduct of Warrantech's Business Prior to the Merger                     73
     Access and Investigation                                                 75
     Third Party Offers                                                       75
     Directors' and Officers' Insurance and Indemnification                   76
     Public Announcements                                                     76
     Notification of Certain Matters                                          76
     Stockholders' Meeting                                                    77
     Merger Financing                                                         77
     Conditions to Completing the Merger                                      77
     Amendment and Termination of the Merger Agreement                        78

     Fees and Expenses                                                        80
     Governing Law                                                            80


Adjournment or Postponement of the Special Meeting (Proposal No. 2)           81

Recent Transactions                                                           81

Security Ownership of Certain Beneficial Owners and Management                81

Future Stockholder Proposals                                                  83

Where Stockholders Can Find More Information                                  83

Exhibit A:  Agreement and Plan of Merger

Exhibit B:  Opinion of Imperial Capital, LLC

Exhibit C:  Nevada Dissenters' Rights Statutes

Exhibit D:  Warrantech's Form 10-K for the Fiscal Year Ended March 31, 2006

--------------------------------------------------------------------------------
                           SUMMARY VOTING INSTRUCTIONS
--------------------------------------------------------------------------------

                             YOUR VOTE IS IMPORTANT

     Ensure that your shares of Warrantech common stock can be voted at the annual meeting by submitting your proxy or contacting your broker, bank or other nominee. If you do not vote or do not instruct your broker, bank or other nominee how to vote, it will have the same effect as voting "AGAINST" the adoption of the merger agreement and approval of the merger and related transactions.

     If your Warrantech shares are registered in the name of a broker, bank or other nominee: check the voting instruction card forwarded by your broker, bank or other nominee to see which voting options are available or contact your broker, bank or other nominee in order to obtain directions as to how to ensure that your shares are voted at the annual meeting.

     If your Warrantech shares are registered in your name: submit your proxy by telephone, via the Internet or by signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope (which must be received on or
prior to            , 2006), so that your shares can be voted at the special
meeting. Instructions regarding telephone and Internet voting are included on the proxy card.

     If you need assistance in completing your proxy card or have questions regarding the Warrantech special meeting, please contact:


Warrantech Corporation               Solicitation Agent
2200 Highway 121                     Morrow & Co., Inc.
Suite 100                            470 West Avenue
Bedford, Texas 76021                 Stamford, CT 06902
Attention:  James Morganteen         (203) 658-9400
(800) 544-9510                       Stockholders Call Toll Free: (800) 607-0088

               PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS

--------------------------------------------------------------------------------
                               SUMMARY TERM SHEET
--------------------------------------------------------------------------------

This summary provides a brief description of the material terms of the merger agreement, and the merger and related transactions. This summary highlights selected information from this proxy statement and may not contain all the information about the merger that is important to you. Page references are included in parentheses to direct you to more complete descriptions of the topics presented in this summary. In addition, to understand the merger fully, and for a more complete description of the terms of the merger, you should carefully read this proxy statement in its entirety, including the exhibits, and the other documents to which we have referred you. For additional information, see "Where Stockholders Can Find More Information" beginning on page 83.

The Parties to the Merger Agreement (page 15)

         Warrantech Corporation

         Warrantech Corporation, a Nevada corporation ("Warrantech"), and its subsidiaries, design, develop, market and act as a third party administrator for programs, service contracts, limited warranties and replacement plans for a variety of clients in selected industries.

         Warrantech's common stock trades under the symbol "WTEC.OB." Trades are reported on the Over-The-Counter ("OTCBB") electronic quotation service of the National Association of Securities Dealers Bulletin Board.

         WT Acquisition Holdings, LLC

         WT Acquisition Holdings, LLC, a Delaware limited liability company ("WT"), is a newly formed entity formed by affiliates of H.I.G. Capital, LLC ("H.I.G. Capital") to hold shares of the surviving corporation in the merger. WT has agreed to grant an equity award to Mr. Joel San Antonio equal to 22.5% of the common equity interests in and to WT at the closing of the merger.

         WT Acquisition Corp.

         WT Acquisition Corp. ("Merger Sub"), a Nevada corporation, is a wholly-owned subsidiary of WT formed solely for the purpose of merging with and into Warrantech.


Structure of the Transaction; Certain Effects of the Merger (page 48)


         The proposed transaction is a merger of Merger Sub with and into Warrantech, with Warrantech surviving the merger as a wholly-owned subsidiary of WT. The following will occur in connection with the merger:

         o Each share of Warrantech common stock issued and outstanding at the effective time of the merger (other than shares held directly or indirectly by Warrantech and other than shares held by dissenting stockholders who exercise and perfect their appraisal rights under Nevada law) will be converted into the right to receive $0.75 in cash, without interest, less any applicable withholding taxes.

         o Warrantech stock options, including, but not limited to, those issued pursuant to the Warrantech Corporation 1998 Stock Plan, whether vested or unvested, will be cancelled and option holders will receive the excess, if any, of $0.75 per share over the option exercise price for each share subject to the stock option, less any applicable withholding taxes and without interest.

         o Each share of Merger Sub's common stock, par value $0.01 per share, all of which is held by WT, will be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the surviving corporation and such shares will be the only outstanding shares of capital stock of the surviving corporation. Accordingly, Warrantech and its business will be wholly-owned by WT.

         o Warrantech common stock will no longer be traded or reported on the OTCBB and price quotations with respect to Warrantech common stock in the public market will no longer be available.

         o The registration of Warrantech common stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), will be terminated.


Recommendation of the Special Committee and the Board of Directors; Reasons for Recommending the Adoption of the Merger Agreement and the Approval of the Merger (page 27)


         The special committee of the board of directors of Warrantech was formed to review and evaluate a possible transaction relating to the sale of Warrantech to WT. The special committee is composed of two independent directors who are not officers or employees of Warrantech and have no economic interest or expectancy of an economic interest in WT, H.I.G. Capital or the surviving corporation. If the merger is completed, the members of the special committee will, like all stockholders, receive cash payments for their shares.

         The special committee of the board of directors, and the board of directors, approved the merger agreement and the merger, and determined that the merger agreement and the merger are advisable and that the proposed merger is procedurally and substantively fair to, and in the best interests of, Warrantech and its stockholders, including the unaffiliated stockholders of Warrantech. Accordingly, the board of directors recommends that stockholders vote "FOR" adoption of the merger agreement and approval of the merger and related transactions.

         In making the determination to recommend the merger agreement be adopted and the merger and related transactions be approved, the special committee of the board of directors and the board of directors considered, among other factors:

         o Warrantech's business, operations, management, financial condition, earnings and cash flows on a historical and prospective basis;

         o    The fact that:

                  (1) $0.75 exceeds the highest Warrantech common stock trading price during the fifty-two weeks preceding the date of announcement.

                  (2) the premium to be received by the stockholders in the merger represents a premium of 50%, 43.6% and 62.0% when compared to the Warrantech stock price as of the date one-day prior to the announcement of the merger (June 6, 2006) and the average price during the thirty and ninety days prior to such announcement, respectively.

         o The opinion of Imperial Capital, LLC ("Imperial Capital"), the special committee's financial advisor, that the consideration of $0.75 to be paid to Warrantech's stockholders was fair, from a financial point of view, to such stockholders.

         o The additional factors described in detail under "SPECIAL FACTORS--Recommendation of the Special Committee and the Board of Directors; Reasons for Recommending the Approval and Adoption of the Merger Agreement and the Merger."

         Due to the variety of factors considered, neither the special committee nor the board of directors assigned relative weight to these factors. Both the special committee and the board of directors reached their respective conclusions based upon the totality of the information presented and considered during its evaluation of the merger.

Purposes of the Merger (page 24)

         The principal purpose of the merger is to provide you with an opportunity to realize value based on the receipt of $0.75 in cash, without interest, per share of common stock, representing a significant premium over the market price at which Warrantech common stock traded prior to the announcement of the proposed merger. The merger also provides liquidity to Warrantech's stockholder without the necessity of paying brokerage commissions or negatively affecting the stock price through open market sales.

Background to the Merger (page 16)

         For a description of the events leading to the approval of the merger agreement and the merger by our board of directors, you should refer to "SPECIAL FACTORS--Background to the Merger" and "SPECIAL FACTORS-- Recommendations of the Special Committee and the Board of Directors; Reasons for Recommending the Approval and Adoption of the Merger Agreement and the Merger. "

Stockholders Entitled to Vote; Vote Required to Adopt the Merger Agreement and Approve the Merger (page 64)


         You may vote at the special meeting if you owned Warrantech common stock at the close of business on August 23, 2006, the record date for the special meeting. On that date, there were ________ shares of Warrantech common stock outstanding and entitled to vote. You may cast one vote for each share of Warrantech common stock that you owned on that date. Approval and adoption of the merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Warrantech common stock entitled to vote at the special meeting. The affirmative vote of a majority of the votes cast, either in person or by proxy, at the meeting will be required for approval of a proposal to adjourn or postpone the special meeting to a later date to solicit additional proxies or in the event other items are properly brought before the special meeting. A properly executed proxy marked "ABSTAIN" with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have no affect.


Opinion of Financial Advisor (page 32 and Exhibit B)

         On June 5, 2006, Imperial Capital delivered its oral opinion to the special committee of the board of directors and subsequently confirmed in writing on June 6, 2006, that, as of that date, and based upon and subject to the considerations described in their written opinion, the cash consideration of $0.75 per share, without interest, to be paid under the merger agreement is fair from a financial point of view to the holders of Warrantech common stock. The full text of the written opinion of Imperial Capital is attached as Exhibit B to this proxy statement. You are encouraged to read this opinion carefully and in its entirety along with the discussion under "SPECIAL FACTORS - Opinion of Financial Advisor" beginning on page 32.

         The opinion of Imperial Capital is directed to the special committee of the board of directors and the full board of directors of Warrantech and addresses only the fairness from a financial point of view of the cash merger consideration to be paid in the merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the special meeting.

Stockholders' Agreements (page 50)


         As described below, concurrently with the execution and delivery of the merger agreement, certain of our officers and directors and certain other stockholders, holding an aggregate of 4,932,051 shares of Warrantech common stock, or approximately 35.0% of our common stock outstanding as of the record date, agreed to vote their shares of common stock for the adoption of the merger agreement and approval of the merger and related transactions.


Interests of Directors and Executive Officers in the Merger (page 49)

         In considering the recommendation of the special committee and our board of directors, you should be aware that certain members of the board of directors and the company's executive officers have interests in the merger that differ from, or are in addition to, those of other stockholders. For example:

         o    As of the record date, Warrantech's executive officers and
directors held an aggregate of         shares of Warrantech common stock and
in-the-money stock options to purchase an aggregate of          shares of
Warrantech common stock, which, pursuant to the merger, will entitle them to receive an aggregate of $________;

         o Upon completion of the merger, WT will terminate Warrantech's existing employment agreement with Joel San Antonio ("Mr. San Antonio"), Warrantech's President, Chief Executive Officer and Chairman of the Board of Directors, in consideration of a payment to Mr. San Antonio of $1,700,000 and simultaneously enter into a new employment agreement with Mr. San Antonio providing for a three year term, a salary of $500,000 per year, a performance bonus of up to $100,000 per year and other terms to be mutually agreed upon. Mr. San Antonio's existing employment agreement with Warrantech provides, in the absence of the payment described above, certain change of control payments to Mr. San Antonio that could be triggered by the merger and presently provides for a salary of $595,026 and a bonus equal to two percent of Warrantech's net after-tax profits. In addition, Mr. San Antonio will receive an equity award equal to 22.5% of the common equity interests in WT. Warrantech understands that WT expects that all initial capital contributed to WT will be preferred equity interests senior to the common equity interest. In addition, Mr. San Antonio's new employment agreement will provide that if Wtech Holdings, LLC, an affiliate of H.I.G. Capital, receives more than $10,200,000 of principal payments from its $20,000,000 promissory note from Warrantech, Mr. San Antonio shall be paid 22.5% of such excess, either in cash or in additional equity interests in WT having equivalent value;

         o It is anticipated that WT will establish a new equity plan for key employees relating to ten percent of its equity interests;

         o When the merger agreement was executed, WT entered into separate agreements with Mr. San Antonio, Warrantech's President, Chief Executive Officer and Chairman of the board of directors; William Tweed, a former director of Warrantech ("Mr. Tweed"); Haynes & Boone; Valerie San Antonio; Valerie San Antonio & Michael Salpeter Trustees FBO Jonathan San Antonio; Kenneth Olson; and Barry Ballen (collectively, the "Principal Stockholders").

         Pursuant to the agreements, among other things:

         - The Principal Stockholders agreed to vote for the merger and against any competing transaction for 12 months after the termination of the merger agreement (unless WT terminated the merger agreement in breach of its obligations thereunder);

         - Messrs. San Antonio, Tweed and Ballen granted WT an option to acquire their Warrantech shares for $0.75 per share. If WT exercises the option prior to the completion of the merger, the purchase price will be paid by delivery of a promissory note payable on the earlier of the closing of the merger or one year after the date of issuance. If for any reason the merger is not completed within five months after the date the merger agreement is executed, WT may sell the shares back to these stockholders in return for cancellation of the related notes; and

         - Messrs. San Antonio and Tweed currently owe Warrantech $4,165,062 and $3,615,092, respectively, pursuant to promissory notes dated July 24, 2002. Pursuant to the Stockholders Agreements, Messrs. San Antonio and Tweed will have the merger consideration that otherwise would be payable to them for their Warrantech shares applied to reduce their outstanding indebtedness to Warrantech. In addition, the due date of Mr. Tweed's remaining outstanding indebtedness to Warrantech of approximately $2,395,000 will be extended by WT to December 31, 2013, approximately $600,000 of Mr. San Antonio's indebtedness to Warrantech will be forgiven by Warrantech and the due date of Mr. San Antonio's remaining outstanding indebtedness to Warrantech of approximately $1,050,000 will be extended by WT to the second anniversary of the effective date of the merger.

         The special committee and our board of directors were aware of these interests and considered them, among other matters, in approving and adopting the merger agreement and determining to recommend that Warrantech stockholders vote "FOR" adoption of the merger agreement and approval of the merger and related transactions.

The Merger Agreement (page 68)

         Conditions to the Completion of the Merger

         Although the merger is expected to be completed in the third or fourth calendar quarter of 2006, the merger is subject to receipt of stockholder approval and satisfaction of other conditions, including the conditions described immediately below. The exact time of the merger's completion cannot be predicted.

         The completion of the merger depends on a number of conditions being satisfied, including customary closing conditions as well as the following:

         o The total number of shares of Warrantech's common stock seeking appraisal rights not exceeding five percent of the issued and outstanding common stock; and

         o Warrantech having obtained insurance coverage with a replacement carrier or carriers, rated A- or better by S&P, to replace the existing automobile insurance coverage with Great American Insurance Company, satisfactory to WT, or Great American Insurance Company having agreed in writing on terms reasonably satisfactory to WT to extend such coverage until December 31, 2006. The foregoing condition will be satisfied provided that certain agreements entered into between Warrantech and Great American Insurance Company on June 7, 2006 remain in effect at the closing of the merger.

         Where legally permissible, a party may waive a condition to its obligation to complete the merger even though that condition has not been satisfied.

                  No Solicitation Covenant

         The merger agreement generally restricts Warrantech's ability to solicit, initiate or encourage, facilitate or participate in or encourage any discussion or negotiations regarding any competing acquisition inquiries, proposals or offers. However, prior to the adoption of the merger agreement by Warrantech's stockholders, Warrantech may provide information in response to a request for information by a person who has made, or participate in discussions or negotiations with respect to, an unsolicited acquisition proposal that our board of directors determines in good faith is reasonably likely to lead to a superior proposal.

                Termination of the Merger Agreement

         The parties to the merger agreement can mutually or unilaterally agree to terminate the merger agreement in certain circumstances. If the merger agreement is terminated in certain circumstances, Warrantech may be required to pay WT a termination fee of $1,250,000 and reimburse WT for its out-of-pocket expenses up to $500,000. You should read "ADOPTION OF THE MERGER AGREEMENT (PROPOSAL NO. 1)--Amendment and Termination of the Merger Agreement" for a more detailed discussion of provisions relating to the termination of the merger agreement.

Federal Income Tax Consequences (page 54)

         As a result of the merger, a United States stockholder, for United States federal income tax purposes, generally will recognize gain or loss on each share of common stock he or she holds measured by the difference, if any, between $0.75, without interest, and the stockholder's adjusted tax basis in that share.

         You should read "SPECIAL FACTORS--Federal Income Tax Consequences" beginning on page 54 for a more complete discussion of the federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. We urge you to consult your tax advisor on the tax consequences of the merger to you.

Appraisal Rights (page 57)

         Under Nevada law, stockholders who do not wish to accept the $0.75 per share cash consideration payable pursuant to the merger may seek, under Section 92A.300 to 92A.500, inclusive, of the Nevada Revised Statutes, judicial appraisal of the fair value of their shares by the Nevada courts. This value could be more than, less than or equal to the merger consideration of $0.75 per share. This right to appraisal is subject to a number of restrictions and technical requirements. Generally, in order to properly demand appraisal, among other things:

         o You must not vote in favor of the proposal to adopt the merger agreement and approve the merger and related transactions;

         o You must make a written demand on us for appraisal in compliance with Chapter 92A of the Nevada Revised Statutes before the vote on the proposal to adopt the merger agreement and approve the merger and related transactions occurs at the special meeting; and

         o You must hold your shares of record continuously from the time of making a written demand for appraisal through the effective time of the merger. A stockholder who is the record holder of shares of common stock of Warrantech on the date the written demand for appraisal is made, but who thereafter transfers those shares prior to the effective time of the merger, will lose any right to appraisal in respect of those shares.

         Merely voting against the merger agreement will not preserve your right to appraisal under Nevada law. Also, because a submitted proxy not marked "AGAINST" or "ABSTAIN" will be voted "FOR" the proposal to adopt the merger agreement and approve the merger and related transactions, the submission of a proxy not marked "AGAINST" or "ABSTAIN" will result in the waiver of appraisal rights. If you hold shares in the name of a broker, bank or other nominee, you must instruct your nominee to take the steps necessary to enable you to demand appraisal for your shares. If you or your broker, bank or other nominee fails to follow all of the steps required by Section 92A.300 to 92A.500, inclusive, of the Nevada Revised Statutes, you will lose your right of appraisal. See "SPECIAL FACTORS--Appraisal Rights" beginning on page 57 for a description of the procedures that you must follow in order to exercise your appraisal rights.

         Exhibit C to this proxy statement contains the full text of Section 92A.300 to 92A.500, inclusive, of the Nevada Revised Statutes, which relates to your rights of appraisal. We encourage you to read these provisions carefully and in their entirety.

Consolidation of Certain Debt

         Contemporaneously with the execution of the merger agreement, the outstanding indebtedness of Warrantech and its subsidiaries to Great American Insurance Company, GAI Warranty Company, GAI Warranty Company of Florida and GAI Warranty Company of Canada (collectively, "GAI") through March 1, 2006 was consolidated under a single term promissory note between GAI, Warrantech and its subsidiaries, and secured by a first priority, continuing security interest in and to all of the tangible and intangible assets of Warrantech and its subsidiaries under the terms of a security agreement by and between GAI, Warrantech and its subsidiaries. All principal and interest under the term note is due and payable 120 days from the date of execution, or October 5, 2006, subject to certain limited rights to extend such due date for up to 90 days. The term note is in full novation of any and all other debt instruments and obligations to repay indebtedness between GAI and Warrantech and its subsidiaries through March 1, 2006. The term note and security agreement contain customary representations and warranties, affirmative and negative covenants and events of default.

         GAI sold all of its rights and obligations under the term note and security agreement to Wtech Holdings, LLC, an affiliate of H.I.G. Capital, whereupon Wtech Holdings, LLC became the primary secured lender to, and creditor of, Warrantech and its subsidiaries. Warrantech is not a party to the agreement providing for the sale and transfer of GAI's rights under the term note and the security agreement, although Warrantech granted its consent with respect thereto.

           QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND MERGER

         The following section of this proxy statement answers various questions that you, as a stockholder of Warrantech may have regarding the merger of Warrantech with a wholly-owned subsidiary of WT Acquisition Holdings, LLC. Warrantech urges you to read the remainder of this proxy statement carefully because the information in this section does not provide all the information that might be important to you in evaluating the merger agreement, merger and related transactions described in this proxy statement. Additional important information is also contained in the exhibits to, and the documents incorporated by reference in, this proxy statement.

Q:     Why am I receiving this proxy statement?

A: This proxy statement is a proxy statement for Warrantech's special meeting of stockholders at which Warrantech stockholders will vote on the merger agreement, dated as of June 7, 2006, by and among Warrantech, WT Acquisition Holdings, LLC ("WT") and WT Acquisition Corp. ("Merger Sub"), the merger and related transactions.

       Under the merger agreement, Warrantech will become a wholly-owned subsidiary of WT and holders of Warrantech common stock will be entitled to receive $0.75 per share in cash, without interest.

Q:     What matters will be voted on at the special meeting?

A:     You will vote on the following proposals:

              (1) To consider and vote upon a proposal to adopt the merger agreement and approve the merger and related transactions;

              (2) To grant the proxyholders the authority to vote in their discretion to approve any proposal to adjourn or postpone the special meeting to a later date, but in no event later than December 31, 2006, to solicit additional proxies if there are insufficient votes in favor of adoption of the merger agreement and approval of the merger and related transactions; and

              (3) To transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

Q:     When do you expect the merger to be completed?

A: We are working to complete the merger as quickly as possible. We currently expect to complete the merger in the third or fourth calendar quarter of 2006. We cannot, however, predict the exact timing of the merger because the merger is subject to certain closing conditions, including the approval of Warrantech's stockholders.

Q:     When and where is the special meeting of our stockholders?

A:     The special meeting of stockholders will take place on                  ,
       2006, at __:00 a.m., local time, at the offices of Tannenbaum Helpern Syracuse & Hirschtritt LLP located at 900 Third Avenue, 13th Floor, New York, New York 10022.

Q:     Who can vote and attend the special meeting?


A: All stockholders of record as of the close of business on August 23, 2006, the record date for the special meeting, are entitled to receive notice of and to attend and vote at the special meeting, or any postponement or adjournment thereof. If you wish to attend the special meeting and your shares are held in an account at a brokerage firm, bank or other nominee (i.e., in "street name"), you will need to bring a copy of your voting instruction card or brokerage statement reflecting your stock ownership as of the record date. "Street name" holders who wish to vote at the special meeting will need to obtain a proxy from the broker, bank or other nominee who holds their shares.


Q:     How do I cast my vote?


A: If you were a holder of record on August 23, 2006, you may vote in person at the special meeting or by submitting a proxy for the special meeting. You can submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed, postage paid envelope or vote by using the Internet or telephone by following the instructions on the proxy card.


       If you properly transmit your proxy but do not indicate how you want to vote, your proxy will be voted "FOR" the adoption of the merger agreement and approval of the merger and related transactions and "FOR" proposals to adjourn or postpone the special meeting to a later date to solicit additional proxies and to grant to the proxyholders the power to vote at their discretion with respect to the conduct of such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Q: How do I cast my vote if my Warrantech shares are held in "street name" by my broker, bank or other nominee?

A: If you hold your shares in "street name," which means your shares are held of record by a broker, bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares in accordance with the voting directions provided by your broker, bank or other nominee. If you do not provide your broker, banker or other nominee with instructions on how to vote your shares, it will not be permitted to vote your shares, and it will have the same effect as voting against the adoption of the merger agreement and approval of the merger and related transactions. You should, therefore, provide your broker, banker or other nominee with instructions as to how to vote your shares. Broker non-votes will have no effect on the other proposals. Please refer to the voting instruction card used by your broker, bank or nominee to see if you may submit voting instructions using the Internet or telephone.

Q:     What will happen if I abstain from voting or fail to vote?

A: If you abstain from voting, fail to cast your vote in person or by proxy or fail to give voting instructions to your broker, bank or other nominee, it will have the same effect as a vote "AGAINST" adoption of the merger agreement and approval of the merger and related transactions. Abstention from voting will have no affect on a proposal to adjourn or postpone the special meeting to a later date to solicit additional proxies.

Q:     Can I change my vote after I have delivered my proxy or revoke my proxy?

A: Yes. If you are a record holder, you can change your vote at any time before your proxy is voted at the special meeting by properly delivering a later-dated proxy either by mail, the Internet or telephone or attending the special meeting in person and voting. You also may revoke your proxy by delivering a notice of revocation to Warrantech's corporate secretary prior to the vote at the special meeting. If your shares are held in street name, you must contact your broker, bank or other nominee to revoke your proxy.

Q:     What should I do if I receive more than one set of voting materials?

A. You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please vote each proxy and voting instruction card that you receive.

Q: If I am a holder of certificated shares, should I send in my stock certificates now?

A: No. After the merger is completed, each holder of record at the effective time of the merger will be sent written instructions for exchanging their stock certificates for the merger consideration. These instructions will tell you how and where to send in your stock certificates for your cash consideration. You will receive your cash payment after the paying agent receives your stock certificates and any other documents requested in the instructions. Holders of uncertificated shares of Warrantech common stock (i.e., holders whose shares are held in book entry) will automatically receive their cash consideration as soon as practicable after the effective time of the merger without any further action required on the part of such holders.

Q:     Who can help answer my questions?

A: If you have any questions about the merger agreement, merger or related transactions or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact:


       Warrantech Corporation                  Solicitation Agent
       2200 Highway 121                        Morrow & Co., Inc.
       Suite 100                               470 West Avenue
       Bedford, Texas 76021                    Stamford, CT 06902
       Attention:  James Morganteen            (203) 658-9400
       (800) 544-9510                          Stockholders Call Toll Free:
                                               (800) 607-0088

--------------------------------------------------------------------------------
                       THE PARTIES TO THE MERGER AGREEMENT
--------------------------------------------------------------------------------

Warrantech Corporation
2200 Highway 121
Suite 100
Bedford, Texas 76021
(800) 544-9510

         Warrantech is a Nevada corporation that was incorporated on February 28, 2005. Its predecessor corporation was formed in Delaware on June 22, 1983. Warrantech, through its subsidiaries, designs, develops, markets and acts as a third party administrator for programs ("Programs"), service contracts, limited warranties and replacement plans (collectively, "Plans") for a variety of clients in selected industries.

WT Acquisition Holdings, LLC
1001 Brickell Bay Drive, 27th Floor
Miami, Florida  33131
(305) 379-2322

         WT Acquisition Holdings, LLC, a Delaware limited liability company, is a newly formed entity formed by affiliates of H.I.G. Capital, LLC to hold shares of the surviving corporation in the merger. WT Acquisition Holdings, LLC has agreed to grant an equity award to Mr. San Antonio equal to 22.5% of the common equity interests in WT at the closing of the merger.


         WT is owned by H.I.G. Wtech, Inc., a corporation organized under the laws of the Cayman Islands and H.I.G. Wtech Partners II, Inc., a corporation organized under the laws of the Cayman Islands, each of which is controlled by H.I.G. Capital Partners III, L.P. H.I.G. Capital Partners III, L.P. is managed by H.I.G. Capital, LLC. We refer to WT Acquisition Corp., WT, H.I.G. Wtech, Inc., H.I.G. Wtech Partners II, Inc., H.I.G. Capital Partners III, L.P. and H.I.G. Capital, LLC as the members of the buying group.


WT Acquisition Corp.
1001 Brickell Bay Drive, 27th Floor
Miami, Florida  33131
(305) 379-2322

         WT Acquisition Corp., a Nevada corporation, is a wholly-owned subsidiary of WT formed solely for the purpose of merging with and into Warrantech. WT Acquisition Corp. has not engaged in prior activities other than incidental to its incorporation and in connection with and as contemplated by the merger agreement.

--------------------------------------------------------------------------------
                                 SPECIAL FACTORS
--------------------------------------------------------------------------------

Background of the Merger

         During 2004 and 2005, Warrantech's management and board considered available strategies to improve its business and capital structure and had, from time to time, considered seeking a merger with a strategic or financial buyer or another recapitalization transaction. However, the costs of honoring the obligations of Reliance Insurance, which had insured several of Warrantech's Programs and had declared bankruptcy, the financial statement impact of accounting changes required by the SEC and the pending lawsuit Lloyd's et. al.
v. Warrantech Corporation et. al., as well as its inability to secure a long-term insurance commitment from the primary insurer to its Programs, Great American Insurance Company, proved a hurdle when engaging in serious negotiations with third parties for such a transaction.

         During this time, Warrantech was depending on extensions of credit from Great American Insurance Company. Management and the board of directors felt that these continuing extensions of credit were a significant impediment to concluding an extension of Warrantech's insurance relationship with Great American Insurance Company. Mr. San Antonio, Warrantech's Chief Executive Officer and Chairman of the Board of Directors, in his personal capacity as a significant stockholder of Warrantech, engaged several investment bankers, finders and brokers during this period to seek out third parties to engage in financing or recapitalization transactions with Warrantech, including, without limitation, going private transactions in which Mr. San Antonio would be involved. From time to time, Mr. San Antonio would brief Warrantech's board on the status of such search process. Mr. Tweed retired from his position on Warrantech's Board of Directors during 2005 when he informed Warrantech that he would not be standing for reelection at the annual stockholders meeting of that year.

         In the third and fourth calendar quarters of 2005, Warrantech engaged in discussions with a financial institution to provide a credit facility to Warrantech. Despite such financial institution conducting extensive due diligence over several months, a concrete proposal involving drafts of definitive credit documents was not made to Warrantech and such financial institution broke off further negotiations.

         In late October 2005, Jack Leventhal of Nomura Securities telephoned Richard Gavino, Warrantech's Chief Financial Officer, to discuss the possibility of a strategic or financial transaction with Warrantech. Mr. Leventhal and Mr. Gavino met on November 8, 2005 at Mr. Leventhal's request to discuss financial strategies. Warrantech entered into a confidentiality agreement with Nomura Securities on November 22, 2005. Over the next couple of months, Warrantech provided information to Mr. Leventhal in the course of Nomura Securities' due diligence investigation of Warrantech. During the same period, Mr. Leventhal had discussions with Warrantech in which he mentioned the names of entities that he thought might be interested in undertaking a financial or strategic transaction with Warrantech, including H.I.G. Capital.

         In mid-November 2005, Warrantech engaged in discussions with both a private equity firm regarding a merger and two private individuals regarding a tender offer for Warrantech's common stock. Warrantech's board of directors felt that the potential transaction with the private equity firm allowed the greatest chance for success due to such firm's access to capital and track record, and, in late November 2005, Warrantech entered into an exclusivity agreement with such private equity firm. Despite conducting due diligence for over six weeks, the exclusivity arrangement with the private equity firm expired without a firm proposal being made to acquire Warrantech.

         In January 2006, Mr. San Antonio made the board of directors aware of an investment firm that was interested in raising equity capital for Warrantech of approximately $4 million to $8 million, arranging a credit facility and introducing investors to Warrantech who would purchase 4 to 5 million shares of Warrantech from existing investors and from Warrantech at prices substantially in excess of the then-current market price. After discussions and negotiations with such investment firm, Warrantech executed letter agreements with such firm to provide such services. A short time thereafter, such firm withdrew its proposal.

         By this time, Great American Insurance Company was only temporarily extending the arrangement to insure Warrantech's Programs. The board of directors and management felt that the unwillingness of Great American Insurance Company to commit to long-term arrangements to write new insurance for Warrantech would have a material adverse effect on Warrantech's financial position and results of operations.

         At the request of Nomura Securities, Mr. Leventhal and Craig Tessimond of Nomura Securities introduced representatives of H.I.G. Capital, LLC ("H.I.G. Capital") to Mr. San Antonio and Richard Gavino at a meeting in Bedford, Texas on February 16, 2006. The parties discussed the possibility of H.I.G. Capital acquiring Warrantech in a going private transaction with Mr. San Antonio's continued involvement. Prior to that time, representatives of Nomura Securities acted as a liaison between Warrantech and H.I.G. Capital.

         On February 21, 2006, Warrantech received a proposal from H.I.G. Capital, an affiliate of WT, to acquire all of the outstanding Warrantech shares in a merger for $0.70 to $0.80 per share. The proposal also called for substantially all of the indebtedness of Mr. San Antonio and Mr. Tweed, a significant stockholder of Warrantech and former member of the board of directors, to be forgiven as part of such transaction, and for an affiliate of H.I.G. Capital to acquire substantially all of the outstanding payables from Warrantech to Great American Insurance Company. The final agreements provide for $600,000 of Mr. San Antonio's debt to be forgiven, and for none of Mr. Tweed's debt to be forgiven.

         On February 22, 2006, Warrantech's board of directors convened a meeting at Mr. San Antonio's request. Representatives of Tannenbaum Helpern Syracuse & Hirschtritt LLP ("Tannenbaum Helpern"), outside counsel to Warrantech, also attended this meeting. Warrantech's board of directors was briefed in detail by Mr. San Antonio and Mr. Gavino and by legal advisors about the proposed transaction. A representative of Tannenbaum Helpern discussed the fiduciary obligations of the board in considering the proposed transactions and the benefits of forming a special committee of independent directors to consider the proposed transactions. After discussion of the relative merits of the proposed transaction and Warrantech's current operational and financial situation, Warrantech's board of directors approved the letter of intent with H.I.G. Capital and designated a special committee of the board of directors consisting of two independent directors, Donald Senderowitz and Charles Stiene, to exercise all of the power and authority of Warrantech's board of directors to examine, evaluate the merits of and recommend the approval or disapproval of the proposed merger of Warrantech with an affiliate of H.I.G. Capital. The Warrantech special committee was empowered to hire separate legal and financial advisors as the special committee deemed necessary and appropriate to assist it in its review of the proposed merger. Immediately following such meeting, the special committee convened a meeting which they requested that representatives of Tannenbaum Helpern attend. After discussing the seriousness of Warrantech's finances and the inability to pay down the credit extension from Great American Insurance Company, the special committee considered hiring counsel and investment advisors. Concluding that completing any sale or refinancing in a speedy manner was highly desirable, the special committee resolved to retain Tannenbaum Helpern as its special counsel and to promptly begin interviewing investment advisors. From the outset, the special committee recognized that certain stockholders, including Mr. San Antonio, would have interests in the proposed merger that may have been different from, or in addition to, interests of other Warrantech stockholders (See "SPECIAL FACTORS -- Merger Consideration to be Received by Directors and Officers of Warrantech").

         On March 1, 2006, the special committee met with representatives of Tannenbaum Helpern and interviewed two financial advisors.

         On March 1, 2006, Warrantech received a proposal from another private equity firm to acquire all of the outstanding shares of Warrantech for a price of at least $0.90 per share. Such proposal was subject to due diligence and required a 45 day exclusivity period and a break-up fee payable by Warrantech of $250,000 should Warrantech conclude any other change of control transaction in the following twelve months.

         On March 2, 2006, the special committee and its legal counsel interviewed two additional potential financial advisors.

         On March 3, 2006, because of the exclusivity arrangement that Warrantech had entered into with H.I.G. Capital, Tannenbaum Helpern advised the private equity firm which had expressed interest in a $0.90 transaction that Warrantech was unable to respond at that time to their proposal. Prior to authorizing Tannenbaum Helpern to communicate such statement to such private equity firm, the board of directors considered H.I.G. Capital's familiarity with Warrantech and its industry obtained, in part, through their ownership of a competitor of Warrantech and from reviewing Warrantech's public disclosure documents as described by H.I.G. Capital to Warrantech's management; H.I.G. Capital's stated belief to management that it could complete its diligence quickly; H.I.G. Capital's experience in promptly signing and closing acquisition transactions; and the likelihood of Warrantech completing a successful transaction with H.I.G. Capital.

         From February through early June of 2006, H.I.G. Capital conducted extensive legal, financial, industry and customer due diligence of Warrantech. During this time, representatives of H.I.G. Capital met with representatives of Warrantech's management during on-site due diligence visits at Warrantech's offices on February 23, 24, 27, and 28, March 15 and 16, and May 25. Also during this time, H.I.G. Capital's accounting advisors and consultants conducted several other on-site due diligence visits at Warrantech's offices. Concurrently, H.I.G. Capital conducted several negotiations with Great American, including a meeting with several members of Great American's management at H.I.G. Capital's offices in February 2006. These negotiations included discussions regarding: the conditions under which Great American would continue to underwrite business for Warrantech, pricing issues, reinsurance alternatives, the purchase of the promissory note discussed below, and the drafting of various transaction documents, including a transition services agreement and a participation agreement. After several months of negotiations, in June 2006 transaction documents were executed with respect to the purchase from Great American by an affiliate of H.I.G. Capital of a secured promissory note from Warrantech in favor of Great American, which note would memorialize the outstanding payables as of March 1, 2006 due from Warrantech to Great American. As a result of the negotiations between Great American and H.I.G. Capital, Great American agreed to continue writing motor vehicle extended service plans and extended warranties sold and managed by Warrantech and its subsidiaries until December 31, 2006. In addition, these negotiations resulted in an affiliate of H.I.G. Capital posting a letter of credit for Warrantech's benefit in favor of Great American.

         On March 9, 2006, the special committee held a meeting to select a financial advisor at which representatives of Tannenbaum Helpern were present. After substantial deliberation concerning the qualifications and experience of the candidates, the special committee resolved to retain Imperial Capital, LLC ("Imperial Capital") as its financial advisor. Imperial Capital was formally engaged by letter dated March 21, 2006. The special committee selected Imperial Capital based on its reputation and experience working with distressed companies and in transactions of this nature.

         On March 10, 2006, the Warrantech board of directors held a meeting at the request of Joel San Antonio at which representatives of Tannenbaum Helpern were present. Among other business discussed, Mr. San Antonio and Mr. Gavino gave an update on the diligence process being conducted by H.I.G. Capital and informed the board of directors that H.I.G. Capital had recently purchased a $1,000,000 participation from Great American Insurance Company in Warrantech's outstanding indebtedness to Great American Insurance Company. The board of directors, after discussion, concluded that this was a favorable development because it would likely make Great American Insurance Company amenable to continuing to provide insurance for Warrantech's Programs and would likely create goodwill necessary for Great American Insurance Company to be patient to wait for payment of the remaining indebtedness for some additional period.

         On March 16, 2006, representatives of H.I.G. Capital visited Warrantech as part of their due diligence investigation. During that visit, they met with Mr. San Antonio and Mr. Richard Gavino to discuss the timing and structure of the proposed transaction. The meeting was also attended by representatives of

H.I.G. Capital's outside counsel, McDermott Will & Emery LLP ("McDermott Will"); H.I.G. Capital's investment banker, Nomura Securities; and Mr. San Antonio's outside counsel, Andrews Kurth LLP. At the meeting, the parties discussed various structuring alternatives and terms of the proposed acquisition by H.I.G. Capital, including compensation to major stockholders, treatment of executive debt, treatment of amounts owed to Great American Insurance Company and the timing for presenting the special committee with a more formal term sheet and merger proposal based on their due diligence investigation.

         On April 7, 2006, H.I.G. Capital delivered to Warrantech drafts of a term note, security agreement and purchase agreement for the purchase by an affiliate of H.I.G. of a new $20,000,000, 120-day term secured promissory note from Warrantech in favor of Great American Insurance Company, which note would memorialize the outstanding payables from Warrantech to Great American Insurance Company.

         On April 11, 2006, H.I.G. Capital delivered to Warrantech a detailed proposal for the acquisition of all of the capital stock of Warrantech through a merger in consideration of $0.70 per share in cash. The proposal also included the purchase by an affiliate of H.I.G. Capital of the proposed new $20,000,000 term promissory note from Warrantech in favor of Great American Insurance Company. In addition, the proposal contemplated substantially all of the indebtedness of Mr. San Antonio and Mr. Tweed, a significant stockholder of Warrantech and former member of the board of directors, to be forgiven as part of such transaction, for H.I.G. Capital to pay $1,700,000 to Mr. San Antonio to terminate his existing employment agreement with Warrantech and for Mr. San Antonio to participate in an equity incentive plan to be established by the surviving corporation after the effective time of the merger. The final agreements provide for $600,000 of Mr. San Antonio's debt to be forgiven, and for none of Mr. Tweed's debt to be forgiven.

         On April 13, 2006, the special committee held a meeting attended by representatives of Tannenbaum Helpern and Imperial Capital to discuss and consider the April 11th proposal from H.I.G. Capital. Legal counsel discussed the terms of the proposal as well as the proposed term note and security agreement. The special committee asked Imperial Capital to begin due diligence on Warrantech so that it could be prepared to assist in evaluating the fairness of any forthcoming merger proposals.

         On April 13, 2006, following the special committee meeting, the board of directors of Warrantech met at Mr. San Antonio's request, which meeting was attended by representatives of Tannenbaum Helpern. Mr. San Antonio and Mr. Gavino updated the board of directors in detail on recent relations with Great American Insurance Company and Warrantech's efforts to find replacement insurance coverage should Great American Insurance Company discontinue writing new coverage. After discussion relating to the relative merits of a merger transaction with H.I.G. Capital and Warrantech's operational and financial situation, the special committee recommended that Warrantech execute the proposal with H.I.G. Capital. Following such recommendation, the board of directors approved the execution of the H.I.G. Capital term sheet. Following the meeting, legal counsel delivered written comments on the proposal letter and the term note and security agreement to H.I.G. Capital's legal counsel.

         On April 14, 2006, H.I.G.'s legal counsel delivered a revised draft of the proposal to Tannenbaum Helpern. On April 17, 2006, Warrantech and H.I.G. Capital executed the proposal.

         On April 19, 2006, the special committee held a meeting attended by Tannenbaum Helpern. There was a discussion of the proposed term note and security agreement with Great American Insurance Company, which H.I.G. Capital planned to purchase from Great American Insurance Company as soon as practicable. In addition, the Special Committee and counsel discussed the merger process in general and timelines for potential completion.

         On May 1, 2006, McDermott Will sent an initial draft of the merger agreement to counsel for Warrantech, and, on May 3, 2006, counsel to Warrantech received a revised draft of the term note and security agreement from Greenberg Traurig, LLP, counsel to H.I.G. Capital on the debt acquisition. On May 4, 2006, McDermott Will sent Tannenbaum Helpern the initial draft of a form of voting and option agreement to be executed by key stockholders of Warrantech.

         During May and June 2006, Mr. San Antonio, Mr. Tweed and Andrews Kurth LLP had periodic negotiations with H.I.G. Capital and their outside counsel with respect to the stockholder voting and option agreements to be entered into between each of the stockholders and H.I.G. Capital in connection with the merger agreement and the employment arrangements of Mr. San Antonio following the effective time of the merger.

         In order to preserve its capital, Warrantech wound down its South American operations during this period.

         On May 8, 2006, counsel to Warrantech sent written comments to the voting and option agreement term sheet to counsel for H.I.G. Capital. On May 11, 2006, counsel for H.I.G. Capital sent another draft of such voting and option agreement to counsel for Warrantech.

         On May 12, 2006, the special committee held a meeting with Imperial Capital and Tannenbaum Helpern attending. Imperial Capital explained their preliminary analysis of ranges of fair value for Warrantech and answered questions from the special committee.

         On May 15, 2006, Tannenbaum Helpern delivered a revised draft of the merger agreement to McDermott Will, reflecting the comments of Warrantech and its advisors.

         On May 17, 2006, Greenberg Traurig, LLP delivered to Tannenbaum Helpern drafts of documents providing that upon an event of default of the term note, a firm providing chief restructuring services to Warrantech would be appointed.

         On May 18, 2006, the special committee held a meeting that was attended by its legal and financial advisors. Imperial Capital explained its analysis of Warrantech's range of fair value and the procedures followed and methodology used. At the request of the special committee, Mr. San Antonio was then invited to present an update to the special committee on the status of Warrantech's business and the negotiations with Great American Insurance Company to extend their insurance arrangements with Warrantech.

         On May 19, 2006, at the special committee's request, representatives of Imperial Capital held a telephone conversation with representatives of H.I.G. Capital, during which Imperial Capital requested that H.I.G. Capital increase the merger consideration from $0.70.

         On May 20, 2006, McDermott Will delivered an initial draft of Mr. Tweed's voting and option agreement to counsel for Warrantech.

         On May 23, 2006 there were a series of conference calls regarding the structure of the transactions in which representatives of H.I.G. Capital, Mr. San Antonio, counsel to the special committee and counsel to H.I.G. Capital participated.

         On May 24, 2006, counsel to Warrantech received revised drafts of the term note and security agreement from counsel to H.I.G. Capital.

         On May 25, 2006, Mr. San Antonio, James Morganteen, counsel to Warrantech, counsel to H.I.G. Capital, and representatives of H.I.G. Capital held a telephone call at H.I.G. Capital's request at which non-monetary aspects of the merger, voting and option agreements, term note and security agreement were negotiated. In addition, on May 25, 2006, counsel to Warrantech received a revised draft of the merger agreement from counsel to H.I.G. Capital.

         On May 26, 2006, the special committee and representatives of Tannenbaum Helpern and Imperial Capital held a telephonic meeting with representatives of H.I.G. Capital at the special committee's request at which the special committee requested an increase in the merger consideration to $0.80 per share. On May 29, 2006, representatives of Tannenbaum Helpern, on behalf of the special committee, spoke to representatives of H.I.G. Capital who increased their offered merger consideration to $0.75 per share.

         Over the course of the next week, counsel for Warrantech and H.I.G. Capital exchanged numerous drafts of the merger agreement, voting and option agreements, term note and security agreement and held a number of telephonic calls negotiating various provisions in such agreement, apart from the merger consideration.

         On each of June 1, 2006 and June 2, 2006, Mr. San Antonio, counsel to Mr. San Antonio, James Morganteen, counsel to Warrantech, counsel to H.I.G. Capital, and representatives of H.I.G. Capital held a telephone call, at Mr. San Antonio's request, at which non-monetary aspects of the merger, voting and option agreements, tax consequences, term note and security agreement were negotiated. It was determined that all of Mr. Tweed's debt to Warrantech and, due to adverse tax consequences, all but $600,000 of Mr. San Antonio's debt to Warrantech would continue in effect following the merger, with maturities extended to December 31, 2007 for Mr. San Antonio and December 31, 2013 for Mr. Tweed.

         Between June 3 and 5, 2006 counsel to Messrs. Tweed and San Antonio and H.I.G. Capital continued discussions regarding the terms of the voting agreements.

         On June 5, 2006, the special committee held a meeting at which representatives of Tannenbaum Helpern and Imperial Capital were present. Imperial Capital described its analysis of the proposed $0.75 per share merger consideration and orally delivered its opinion to the committee that the merger consideration was fair from a financial point of view to Warrantech and its stockholders, including those stockholders that are unaffiliated with Warrantech. Tannenbaum Helpern then led a discussion of the other material terms of the merger and the merger agreement, including the arrangements with Mr. San Antonio and Mr. Tweed. After consideration and discussion, including the lack of viable alternatives to the merger, the special committee unanimously:

         o recommended that the board of directors approve the execution of the merger agreement and the stockholder voting and option agreements and to effect the merger; and

         o found that the terms of the merger, including the merger consideration to be received, were procedurally and substantively fair to, and in the best interest of, Warrantech's stockholders, including those stockholders that are unaffiliated with Warrantech.

         On June 6, 2006, Imperial Capital formally delivered its written opinion to the board of directors of Warrantech.

         Following the special committee meeting on June 5, 2006, the full board of directors of Warrantech held a meeting at which representatives of Tannenbaum Helpern were present. Management gave a detailed update on Warrantech's business, including relations with its various insurance carriers. Legal counsel described the process of obtaining a fairness opinion from the financial advisor to the special committee and the special committee's success in negotiating an increase in the merger consideration from $0.70 to $0.75. In addition, legal counsel summarized the terms of the merger and the merger agreement, including the arrangements with Mr. San Antonio and Mr. Tweed.

         On June 7, 2006, the board of directors of Warrantech held a meeting at Mr. San Antonio's request that was attended by representatives of Tannenbaum Helpern. Legal counsel summarized the changes to the merger agreement and related agreement since the last board of directors meeting on June 6, 2006. After discussion and consideration, Warrantech's board of directors, consistent with the recommendation of the special committee, unanimously, among other things:

         o approved the execution of the merger agreement and the stockholder voting and option agreements and to effect the merger;

         o found that the terms of the merger, including the merger consideration to be received, were procedurally and substantively fair to, and in the best interest of, Warrantech's stockholders, including those stockholders that are unaffiliated with Warrantech;

         o recommended the adoption and approval of the merger agreement by Warrantech's stockholders;

         o approved the acquisition of shares of stock by WT or its affiliates pursuant to the stockholder voting and option agreements, which approval has the effect of exempting such acquisition from the provisions of Nevada Revised Statutes 78.411 et. seq.; and

         o approved the execution of the term note and the security agreement.

         On June 7, 2006, Warrantech, Merger Sub and WT executed the merger agreement and WT and the Principal Stockholders executed the stockholder voting and option agreements. In addition, on June 7, 2006, Warrantech and Great American Insurance Company executed the term note and security agreement and related ancillary agreements and Wtech Holdings, LLC, an affiliate of H.I.G. Capital completed the acquisition of the term note, security agreement and related agreements from Great American Insurance Company, thus becoming Warrantech's largest secured lender.

         On June 7, 2006, Warrantech and H.I.G. Capital issued a joint press release announcing the merger and the acquisition of the Warrantech debt to Great American Insurance Company by an affiliate of H.I.G. Capital.

Purpose of the Merger

         Warrantech has proposed the merger in order to maximize stockholder value. In light of the lack of other attractive alternatives to maximize stockholder value, Warrantech's board of directors believes that the merger will provide liquidity to its stockholders at a premium to recent trading prices and eliminate the costs and burdens associated with being a publicly traded company, thereby giving it greater flexibility to make operating decisions based on long-term strategic goals without the concern of short-term market expectations. Warrantech's special committee and its board of directors believe, based upon the reasons discussed under "SPECIAL FACTORS -- Recommendations of the Special Committee and the Board of Directors; Reasons for Recommending the Approval and Adoption of the Merger Agreement and the Merger," that the merger is advisable, fair to and in the best interests of, Warrantech and its stockholders, including those stockholders that are unaffiliated with Warrantech, and is procedurally and substantively fair.


         The members of the buying group proposed the merger to benefit from Warrantech's future earnings and growth, if any, after Warrantech's common stock ceases to be publicly traded. The members of the buying group believe that Warrantech's public company status imposes a number of limitations on Warrantech and its management in conducting operations. Chief among these limitations are the costs of being a public company, such as legal and accounting expenses, expenses associated with the reporting obligations under the Exchange Act and compliance with the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley"), as well as transfer agent fees. Accordingly, the members of the buying group expect the merger to afford greater operating flexibility to management by allowing them to concentrate on long-term growth and to reduce its focus on the quarter-to-quarter performance often emphasized by the public markets. The merger is also intended to enable Warrantech to use funds that would otherwise be expended in complying with requirements applicable to public companies in its operations.

         Warrantech determined to conduct the merger now rather than in the future because:

              o Great American Insurance Company refused to renew the arrangements that provided insurance for many of Warrantech's Programs unless Great American Insurance Company was paid a substantial amount of its accrued payables from Warrantech. Warrantech did not have the financial resources to make such a payment. Therefore, it was necessary to look for alternative sources of financing.

              o Requirements under the Sarbanes-Oxley and related SEC regulations -- such as expanded disclosure obligations in periodic reports filed under the Exchange Act and new attestation requirements by Warrantech's accounting firm regarding the effectiveness of Warrantech's internal control over financial reporting --have significantly increased the cost of continuing as a public company and, by becoming a private company, Warrantech will eliminate these recently imposed and future costs. See "SPECIAL FACTORS -- Effects of the Merger;" and

              o Warrentech expects to realize cost savings of approximately $800,000 per year from becoming a private company, including savings resulting from the elimination of printers' fees, transfer agent and OTCBB fees, as well as reduced legal fees, accounting fees, insurance costs and Sarbanes-Oxley compliance costs.

              o The economic cost of remaining public is growing, particularly in light of Sarbanes-Oxley, and compliance costs will erode cash reserves as 2006 progresses. Unless the SEC further extends the compliance deadline, Warrantech will be required to comply with the internal control reporting requirements of Sarbanes-Oxley by the end of 2007. To comply, Warrantech will need to begin its auditing and remediation work, if any, in 2006 at an initial projected cost of approximately $500,000 to $1,000,000.

Structure of the Merger

         The proposed transaction is a merger of Merger Sub with and into Warrantech, with Warrantech surviving in the merger as a wholly-owned subsidiary of WT, or, at WT's election, the merger of Warrantech with and into Merger Sub.

         The principal steps that will accomplish the merger are as follows:

         Financing. The total amount of funds required to consummate the merger and to pay related fees and expenses is estimated to be approximately $15,000,000. WT intends to finance the merger through a combination of debt and equity financing. WT's financing of the merger is not assured. The merger agreement does not contain a financing condition. Therefore, if the stockholders approve the merger and all other conditions to WT's obligation to close were satisfied, WT would be in breach of the merger agreement if WT did not close the merger. In that instance, the merger agreement provides that WT will pay Warrantech a fee of $250,000 and will reimburse Warrantech for all fees and expenses incurred by Warrantech in connection with the merger agreement and the merger, in an amount not to exceed $500,000.


              Merger. Following the satisfaction or waiver of conditions to the merger, the following will occur in connection with the merger:

              o Each share of common stock that is held by Warrantech in its treasury immediately before the effective time of the merger will automatically be cancelled and no consideration will be delivered in exchange for such shares;

              o Each share of common stock issued and outstanding immediately before the merger becomes effective (other than those shares that are described in the preceding paragraph and other than the shares that are held by dissenting stockholders who exercise and perfect their appraisal rights under Nevada law) will be converted into the right to receive $0.75 in cash, without interest;

              o Each Merger Sub share will be converted into one share of surviving corporation common stock and will constitute the only shares of outstanding surviving corporation capital stock after the completion of the merger; and

              o Warrantech stock options, whether vested or unvested, will be cancelled and option holders will receive the excess, if any, of $0.75 per share, without interest, over the option exercise price for each share subject to the stock option, less any applicable withholding taxes.

         Following the merger:

              o Other than Mr. San Antonio who will be granted an equity award equal to 22.5% of the common equity interests in WT at the closing of the merger, Warrantech's stockholders will no longer have any interest in, and will no longer be stockholders of, Warrantech and will not participate in any future earnings or growth of Warrantech, if any;

              o   All of Warrantech common stock will be owned by WT;

              o Warrantech common stock will no longer be reported on the OTCBB and price quotations for shares of Warrantech in the public market will no longer be available; and

              o Warrantech will terminate the registration of its common stock under the Exchange Act and will cease filing reports with the SEC.

         Board of Directors. The directors of Merger Sub immediately prior to the effective time of the merger will become the directors of Warrantech after the completion of the merger.

         Management. The executive officers of Warrantech immediately prior to the effective time of the merger will remain as executive officers of Warrantech after the completion of the merger.

         For additional details regarding the merger, see " -- Merger Financing," " - Merger Consideration to be Received by Directors and Officers of Warrantech" and "ADOPTION OF THE MERGER AGREEMENT (PROPOSAL NO.1)."

Recommendations of the Special Committee and the Board of Directors; Reasons for Recommending the Approval and Adoption of the Merger Agreement and the Merger

         At the meeting of the special committee held on June 5, 2006, the members of the special committee, and at meetings of the board of directors held on June 6, 2006 and June 7, 2006, the members of the board of directors, considered and discussed the merger and terms of the merger agreement, and then unanimously determined that the merger agreement and the transactions contemplated by it, including the merger, are advisable and fair to, and in the best interests of, Warrantech and its stockholders, including the stockholders unaffiliated with Warrantech, and are procedurally and substantively fair. The board of directors declared the merger advisable and approved and adopted the merger agreement and resolved to recommend to Warrantech's stockholders that they vote "FOR" approval and adoption of the merger agreement and the merger. See "SPECIAL FACTORS - Merger Consideration to be Received by Directors and Officers of Warrantech."

         In reaching their respective determinations at the meetings, the special committee and the board of directors considered the following factors before concluding that (i) the merger was in the best interests of the stockholders, including the unaffiliated stockholders, and (ii) the merger consideration was fair to the unaffiliated stockholders:

         o The relationship of the $0.75 per share cash merger consideration to (a) the trading price of Warrantech's common stock on June 6, 2006, the last trading day prior to Warrantech announcing the execution of the merger agreement ($0.50 per share), (b) the volume weighted average price of Warrantech's common stock over the 30, 60, 90, and 180 day periods prior to the board of director's determination ($0.52, $0.51, $0.46 and $0.42 per share, respectively) and (c) the net book value (negative on March 31, 2006, the end of Warrantech's last fiscal year). The board of directors concluded that the merger consideration related quite favorably to these other measures of value and supported the fairness of the price;

         o The fact that the consideration to be received by Warrantech's stockholders in the merger will consist entirely of cash rather than stock, which will provide liquidity and certainty of value to Warrantech's stockholders, including the unaffiliated stockholders, and which the board of directors viewed favorably;

         o Warrantech's inability to attract analyst coverage, market attention and institutional stockholder investment, which in the board of director's view limited the value to Warrantech's stockholders of Warrantech being a public company;

         o The limited public float for Warrantech's common stock, as well as the extremely limited trading market for the common stock, which have limited Warrantech's ability to use its common stock as acquisition currency, and significantly limited the ability of stockholders to sell their shares without also reducing the trading price of the common stock;

         o The fact that Great American Insurance Company refused to renew the arrangements that provided insurance for many of Warrantech's programs unless Great American Insurance Company was paid a substantial amount of its accrued payables from Warrantech, which fact substantially negatively impacted Warrantech's going concern value as a stand alone entity and liquidation value due to Great American's security interest in a significant amount of Warrantech's assets;

         o WT's willingness to acquire from Great American Insurance Company contemporaneously with the signing of the merger agreement a $20,000,000 term promissory note from Warrantech in favor of Great American Insurance Company;

         o The difficulty in attracting new business for Warrantech's Programs due to its perceived financial weakness resulting from the costs of honoring the obligations of Reliance Insurance, which had insured several of Warrantech's Programs and had declared bankruptcy, the financial statement impact of accounting changes required by the SEC and the pending lawsuit Lloyds et. al. v. Warrantech Corporation et. al.;

         o The costs and associated burdens of continuing to be a public company, including:

              (i)      the actual out-of-pocket costs of SEC compliance;

              (ii)     the burden on management of compliance efforts;

              (iii) the distraction of investor relations and the focus on short-term goals such as quarterly results per share occasioned by periodic public reporting;

              (iv) the compliance and competitive costs associated with requirements to publicly disclose detailed information regarding business, operations and results; and

              (v) the enactment of Sarbanes-Oxley which will lead to increased compliance costs and additional burdens on management as Warrantech becomes subject to Section 404.

         o The complexity of the accounting rules applicable to Warrantech's business which has made it difficult to explain the accounting treatment in Warrantech's financial statements;

         o The special committee's and the board of director's belief that the principal advantage of Warrantech continuing as a public company would be to allow unaffiliated stockholders to continue to participate in any growth in the value of Warrantech's equity but, that under all of the relevant circumstances and in light of the proposed $0.75 per share price, the value to unaffiliated stockholders that would be achieved by continuing as a public company was not likely to be as great as the merger consideration of $0.75;

         o The fact that WT is essentially acquiring Warrantech "as-is," the representations and warranties are limited and do not survive the closing, and there are no holdbacks or escrows that could negatively affect the proceeds to be received by the unaffiliated stockholders;

         o The fact that, promptly following the public disclosure of the merger, the merger agreement would be available on the SEC's EDGAR database as part of a current report to be filed by Warrantech on Form 8-K (such Form 8-K was filed by Warrantech on June 9, 2006), providing any other parties interested in acquiring Warrantech with ready and complete access to the terms of this transaction;

         o The fact WT represented to Warrantech in the merger agreement that it would have sufficient funds at closing to pay the merger consideration and to consummate the merger, which the special committee and the board of directors viewed as reducing the risk to the unaffiliated stockholders of the Company of consummation of the merger since WT would be in breach of the merger agreement if it did not have adequate funds at closing;

         o The lack of firm offers during the prior two years for the merger of Warrantech with another company, the sale of substantially all of Warrantech's assets, or a purchase of a controlling interest in Warrantech's stock; and

         o The availability of appraisal rights under Nevada law to holders of shares of Warrantech common stock who dissent from the merger and dispute the fairness of the merger consideration, which would provide such stockholders with an opportunity to have a court determine the fair value of their shares.

         Each of these factors favored the special committee's and the board of director's conclusions that the merger is advisable, fair to, and in the best interests of, Warrantech and its stockholders, including to those stockholders unaffiliated with Warrantech. Both the special committee and the board of directors relied on Warrantech's management to provide accurate and complete financial information, projections and assumptions (based on the best information available to them at that time), as the starting point for its analysis.

         The special committee and the board of directors also considered a variety of risks and other potentially negative factors concerning the merger agreement and the transactions contemplated by it, including:

         o The terms of the merger agreement that permit the board of directors to explore third party acquisition offers that it might receive after announcement of the merger and before the stockholder vote only if the board of directors reasonably determines in good faith that a competing offer is a superior alternative to the merger and the board of director's fiduciary duties under Nevada law require discussions to be conducted with the third party advancing the competing offer;

         o The terms of the merger agreement that permit the board of directors to withdraw its recommendation to Warrantech's stockholders and accept a competing acquisition offer only if the board of directors reasonably determines in good faith that such action is necessary in order for the board of directors to comply with its fiduciary duties under Nevada law and, after giving notice of its intention to withdraw its recommendation and terminate the merger agreement due to receipt of a superior acquisition offer, does not receive a timely offer from WT which meets or exceeds the competing offer;

         o The fact that, following the merger, Warrantech's stockholders will cease to participate in any of Warrantech's future earnings or benefit from future increases in Warrantech's value, if any;

         o The fact that certain board of directors members have interests that are different from those of the other stockholders as described under "SPECIAL FACTORS -- Merger Consideration to be Received by Directors and Officers of Warrantech;"

         o The fact that, for United States federal income tax purposes, the merger consideration will be taxable to a stockholder to the extent the merger consideration exceeds the stockholder's basis in the Warrantech stock it holds;

         o The possible disruption of Warrantech's business that may result from the announcement of the merger and the resulting distraction of management's attention from business operations;

         o The fact that proceeding with the merger with WT foreclosed the ability of Warrantech to engage in any substantive discussions with the other private equity firm which, on March 1, 2006, during the exclusivity period that Warrantech had granted to WT, had given an indication of interest to acquire all of the outstanding shares of Warrantech for a price of at least $0.90 per share. Due to the fact that such proposal (i) was subject to a due diligence review of Warrantech, (ii) required a 45 day exclusivity period and a $250,000 break-up fee payable by Warrantech should Warrantech conclude any other change of control transaction in the following twelve months, and (iii) was received during an exclusivity period with WT, Warrantech's board concluded to continue negotiations with WT towards this merger due to its higher likelihood of timely success; and

         o The fact that the failure to consummate the merger could negatively impact the market price of Warrantech's common stock.

         This discussion of the information and factors considered by the special committee and the board of directors in reaching their conclusions and recommendations includes all of the material factors considered by them but is not intended to be exhaustive. In view of the wide variety of factors considered by the special committee and the board of directors in evaluating the merger agreement and the transactions contemplated by it, including the merger, and the complexity of these matters, neither the special committee nor the board of directors found it practicable, and did not attempt, to quantify, rank or otherwise assign relative weight to those factors.

     In addition, the special committee and the board of directors believed that sufficient procedural safeguards were and are present to ensure the fairness of the merger and to permit the special committee to represent effectively the interests of our stockholders (other than Mr. San Antonio). These procedural safeguards include the following:

     o the fact that an independent committee of the board of directors was established and that the special committee hired its own financial and legal advisors to advise the special committee with respect to the merger agreement, the merger and related transactions;

     o the fact that none of the members of the special committee will receive any consideration in connection with the closing of the merger that is different from that received by other stockholders (other than Mr. San Antonio and Mr. Tweed);

     o the fact that the special committee negotiated the terms of the merger agreement, including the amount of the merger consideration;

     o the fact that the special committee made its evaluation of the merger agreement and the merger based upon the factors discussed in this proxy statement, independent of Mr. San Antonio, and with knowledge of the interests of Mr. San Antonio in the merger;

     o the fact that our board of directors has retained its right to change its recommendation of the merger;

     o the fact that the opinion of Imperial Capital addresses the fairness, from a financial point of view, of the merger consideration to be received by the holders of our common stock;

     o the fact that Mr. San Antonio did not finalize the terms of his participation in the merger with WT until the special committee and WT had reached a preliminary agreement on the key terms of the proposed merger;

     o the fact that we are permitted under certain circumstances to respond to unsolicited inquiries regarding acquisition proposals and to terminate the merger agreement in order to complete a superior proposal upon payment of a $1,250,000 termination fee and reimbursement of WT's out-of-pocket expenses up to $500,000; and

     o the fact that under Nevada law, our stockholders have the right to demand appraisal of their shares.

         In light of the procedural safeguards discussed above, the special committee and the board of directors did not consider it necessary to require adoption of the merger agreement by at least a majority of our stockholders (other than Mr. San Antonio). Also, in light of the procedural safeguards discussed above, the special committee reached its determination to recommend the merger agreement and the merger, and the board of directors reached its determination to approve the merger agreement and the merger, without retaining an unaffiliated representative to act solely on behalf of our stockholders (other than Mr. San Antonio).

         Based in part upon the factors discussed above, the board of directors unanimously voted to declare advisable and approve the merger agreement, and resolved to recommend that you vote "FOR" approval and adoption of the merger agreement and the merger.

Opinion of Financial Advisor

         On March 21, 2006, the special committee and the board of directors formally retained Imperial Capital to consider the fairness, from a financial point of view, of the per share consideration to be paid to the stockholders of Warrantech. As a result of the merger, (a) each stockholder owning shares of Warrantech common stock immediately before the merger will receive from WT consideration of $0.75 in cash for each of such stockholder's shares of Warrantech common stock; and (b) each holder of any outstanding in-the-money stock options will receive a payment in cash for each share of Warrantech common stock subject to such stock options equal to the amount by which $0.75 exceeds the exercise price per share thereof. At a meeting of the special committee held on June 5, 2006, Imperial Capital delivered its oral opinion to the special committee, and on June 6, 2006, delivered its written opinion to all the members of the special committee and the board of directors that, as of June 6, 2006, the per share consideration to be paid to the stockholders and holders of outstanding in-the-money stock options was fair, from a financial point of view, to such holders.

         The special committee and the board of directors retained Imperial Capital based upon the following factors: Imperial Capital is an independent and experienced provider of valuation and fairness opinions; it does not have an advisory or other potentially conflicting role in the merger; it is experienced with distressed companies and could perform the analysis expeditiously and cost efficiently. No limitations were imposed by the special committee or the board of directors on Imperial Capital with respect to the investigations made or procedures followed by Imperial Capital in rendering its opinion. Furthermore, no instructions were given by the special committee or the board of directors to Imperial Capital regarding the analysis conducted by Imperial Capital in rendering its opinion. In the last two years, Imperial has not been engaged to perform any services for, and has not had any material relationship with, Warrantech and its affiliates, WT and its affiliates, Joel San Antonio or any of the other members of the buying group or their affiliates.

         Imperial Capital's opinion was prepared at the request and for the information and use of the special committee and the board of directors in connection with its consideration of the merger. Imperial Capital's opinion does not address the business decision by Warrantech to engage in the merger or address the relative merits of any alternatives discussed by the special committee and the board of directors. Imperial Capital's opinion does not constitute a recommendation as to how any stockholder should vote with respect to the merger. Imperial Capital did not make, and was not requested by Warrantech or any other person to make, any recommendations as to the relative merits of any alternative discussed by the Board of directors. Imperial Capital expressed no view as to any other aspect of the merger. As such, Imperial Capital did not consider or analyze the fairness of the term note in favor of Great American Insurance Company, the loan forgiveness to Messrs. San Antonio or Tweed or any other proposed term of the transactions.

         THE FULL TEXT OF IMPERIAL CAPITAL'S WRITTEN OPINION IS ATTACHED AS EXHIBIT B TO THIS PROXY STATEMENT. THE DESCRIPTION OF IMPERIAL CAPITAL'S OPINION CONTAINED IN THIS PROXY STATEMENT SHOULD BE REVIEWED TOGETHER WITH THE FULL TEXT OF THE WRITTEN OPINION, WHICH YOU ARE URGED TO READ CAREFULLY IN ITS ENTIRETY. THE SUMMARY OF THE OPINION OF IMPERIAL CAPITAL SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED BY REFERENCE TO THE FULL TEXT OF IMPERIAL CAPITAL'S WRITTEN OPINION, WHICH IS ATTACHED AS EXHIBIT B HERETO.

         In connection with the rendering of its opinion, Imperial Capital:

    1. reviewed the draft Agreement and Plan of Merger by and among WT, Merger Sub and Warrantech, dated June 1, 2006 outlining the merger;

    2. analyzed certain publicly available information that Imperial Capital believed to be relevant to its analysis, including Warrantech's annual report on Form 10-K for the fiscal year ended March 31, 2005, as amended, and Warrantech's quarterly report on Form 10-Q for the quarter ended December 31, 2005, as amended, Warrantech's Form 8-K dated March 14, 2006;

    3. reviewed Warrantech's budget for fiscal year end 2006, furnished to Imperial Capital by senior management of Warrantech;

    4. reviewed Warrantech's projections for fiscal year end 2007 through 2010 furnished to Imperial Capital by senior management of Warrantech;

    5. reviewed certain publicly available business and financial information relating to Warrantech that Imperial Capital deemed to be relevant;

    6. conducted discussions with members of senior management of Warrantech, as well as members of the special committee, concerning the matters described in clauses (1) through (5) above, as well as the prospects and strategic objectives of Warrantech;

    7. reviewed public information with respect to certain other companies with financial profiles which Imperial Capital deemed to be relevant;

    8.  reviewed Warrantech's net operating loss carryforward; and

    9. conducted such other financial studies, analyses and investigation and took into account such other matters as Imperial Capital deemed necessary, including its assessment of general economic, market and monetary conditions.

         In connection with this review, with Warrantech's consent, Imperial Capital relied upon the accuracy and completeness of the foregoing financial and other information and has not assumed responsibility for independent verification of such information or conducted or has been furnished with any current independent valuation or appraisal of any assets of Warrantech or any appraisal or estimate of liabilities of Warrantech. With respect to the financial forecasts, Imperial Capital assumed, with Warrantech's consent, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of senior management of Warrantech as to the future financial performance of Warrantech. Imperial Capital also relied upon the assurances of senior management of Warrantech that they are unaware of any facts that would make the information or financial forecasts provided to Imperial Capital incomplete or misleading. Imperial Capital assumed no responsibility for, and expressed no view as to, such financial forecasts or the assumptions on which they are based.

         Financial forecasts and assumptions for fiscal years 2007 through 2010 were provided to Imperial Capital by senior management of Warrantech on April 10, 2006 and April 12, 2006 and were further discussed with the company's Chief Financial Officer, Richard Gavino. Warrantech's forecasts assumed that Warrantech would be able to enter into a long-term arrangement with Great American Insurance Company or another suitable replacement insurer to insure Warrantech's extended warranty programs. As mentioned above, Imperial Capital was not involved in any way in developing the underlying assumptions of the financial forecast provided by senior management. Imperial Capital developed a forecast for fiscal year 2011, for the purposes of the discounted cash flow analysis, with the approval of Mr. Gavino. The 2011 forecast is based on senior management's 2010 revenue growth rate assumption of 10.7%, gross margin assumption of 19.9%, operating margin assumption of 10.7%, and depreciation and amortization assumption of $2.2 million.


---------------------------------------------------------------------------------------------------
                                       Warrantech Management Projections

      ($ in millions)                            Projected Fiscal Year Ending March 31,
                                    ---------------------------------------------------------------
                                      2007E         2008E         2009E        2010E        2011E
                                    ---------------------------------------------------------------
      Gross Revenue                 $   152.6     $   168.7     $   186.6    $   206.5    $   228.5
          Growth %                       (0.5%)        10.6%         10.6%        10.7%        10.7%

      Cost of Revenue                   122.6         135.4         149.7        165.5        183.1
                                    ---------------------------------------------------------------
      Gross Profit / Earned              30.0          33.3          36.9         41.0         45.4
      Admin Fee
          Margin %                       19.6%         19.7%         19.8%        19.9%        19.9%

      Operating Expenses                 31.5          34.0          35.3         36.6         40.5
                                    ---------------------------------------------------------------
      Income from Operations             (1.5)         (0.7)          1.7          4.4          4.9
---------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------
          Margin % (1)                   (5.1%)        (2.1%)         4.5%        10.7%        10.7%

      Depreciation & Amortization         2.0           2.2           2.2          2.2          2.2

      ---------------------------------------------------------------------------------------------
      EBITDA                              0.5           1.5           3.9          6.6          7.1
          Margin % (1)                    1.6%          4.5%         10.5%        16.1%        15.6%
      ---------------------------------------------------------------------------------------------

      Capital Expenditures                0.5           0.5           0.5          0.5          0.5

      ------------------------------------------------
      Source: Warrantech provided financial
      projections dated 4/12/06.
      (1) Margin based on Earned
      Admin Fee.

---------------------------------------------------------------------------------------------------

         Imperial Capital's opinion was based upon economic, market and other conditions existing and capable of being evaluated on the date of the opinion and does not address the fairness of the per share consideration as of any other date. Imperial Capital expressed no opinion, nor should one be implied, as to the current fair market value of Warrantech's common stock or the prices at which Warrantech's common stock will trade at any time.

         In preparing its opinion, Imperial Capital performed certain financial and comparative analyses summarized in the following paragraphs. Imperial Capital believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors it considered, without considering all such analyses and factors, could create an incomplete view of the analyses and the process underlying the opinion. While the conclusions reached in connection with each analysis were considered carefully by Imperial Capital in arriving at its opinion, Imperial Capital made various subjective judgments in arriving at its opinion and did not consider it practicable to, nor did it attempt to, assign relative weights to the individual analyses and specific factors considered in reaching its opinion.

         Premium Analysis. While not one of the formal valuation methodologies utilized by Imperial Capital in preparing its opinion, Imperial Capital did include a premium analysis regarding the per share consideration in connection with its efforts to outline the terms of the merger. The following chart replicates the results of such premiums analysis.

PREMIUMS ANALYSIS
--------------------------------------------------------------------------------
Per Share Consideration                                           $0.75
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                                Average     Premium to Per Share
                                                -------     --------------------
                                                Price       Consideration
                                                -----       -------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Market Price as of 6/2/06                        $0.55            36.4%
--------------------------------------------------------------------------------
30-Day Trailing Average Price per Share          $0.52            43.6%
--------------------------------------------------------------------------------
60-Day Trailing Average Price per Share          $0.51            47.9%
--------------------------------------------------------------------------------
90-Day Trailing Average Price per Share          $0.46            62.0%
--------------------------------------------------------------------------------
180-Day Trailing Average Price per Share         $0.42            78.2%
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

         Based on the market stock price for Warrantech shares as of June 2, 2006 and certain trailing average prices per share, the premiums analysis shows that the per share consideration to be paid by WT reflects a premium of between 36.4% and 78.2%.

         Market Approach -- Multiple Analysis. Imperial Capital's market approach-multiple analysis was based on a comparison of Warrantech's market multiples with those of a selected group of comparable public companies.

         In selecting the comparable companies, Imperial Capital searched comprehensive lists and directories of public companies. When selecting the comparable companies, certain determinant factors included: (i) the company had to provide consumer oriented services via a broker/agent revenue model; (ii) the company had to make its financial information public; and (iii) the company was required to have an active trading market to measure public perception. The comparable companies selected were:

   o   Arthur J Gallagher & Co. (NYSE: AJG)

   o   Brooke Corp. (NasdaqNM: BXXX)

   o   DCAP Group Inc. (NasdaqSC: DCAP)

   o   Hilb Rogal & Hobbs Co. (NYSE: HRH)

   o   Hub International Ltd. (NYSE: HBG)

         Due to the absence of any public companies that are dedicated third-party administrators of warranty programs of service contracts other than Warrantech, Imperial Capital chose to select comparable companies with businesses focused on insurance brokerage services. Imperial Capital's decision to select such companies was due in part to (i) their use of a broker/agent revenue model similar to Warrantech's in providing consumer services; and (ii) the inappropriateness of evaluating Warrantech's primary competitors, which are subsidiaries, divisions or units of much larger public companies, due to the diversity of their services and relative warranty and service contract administration revenue as a percentage of total revenue of the reporting company.

         No company included in the selected comparable companies is identical to Warrantech. In selecting and evaluating the comparable companies, Imperial Capital made subjective judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions, and other matters. Because of the inherent differences between the business, operations, financial condition and prospects of Warrantech and those of the selected comparable companies, Imperial Capital believed it was inappropriate to, and therefore did not, rely solely on the quantitative results of the market approach-multiple analysis.

         Imperial Capital then compared, among other things, (i) current total enterprise value (book value of Warrantech's net debt and preferred equity, where book value approximates fair market value, plus the market value of Warrantech's common equity, where market value of the common equity is the product of the current stock price and the number of outstanding shares) as multiples of the last twelve months revenue, EBITDA and EBIT, (ii) 3-year compound annual growth rates, (iii) projected total enterprise value for 2006 and 2007 as multiples of twelve months EBITDA and revenue, and (iv) current and future operating results and margins based upon last twelve months and 2006 and 2007 projections of revenues, EBITDA and EBIT margin.


 ------------------------------------------------------------------------------------------------------------------------
                                       Comparable Company Analysis - Trading
 ------------------------------------------------------------------------------------------------------------------------

 ($ in millions, except stock price data)
 ------------------------------------------------------------------------------------------------------------------------
                                             Market                                Enterprise Value /
                             Stock Price     Value    Total Enterprise -------------------------------------- 3 Year Rev.
                             as of 6/2/06  of Equity   Debt    Value    LTM Revenue    LTM EBITDA   LTM EBIT      CAGR
 ------------------------------------------------------------------------------------------------------------------------
 Insurance Brokers
 -----------------
 Arthur J Gallagher & Co.        $26.52     $2,564.5  $112.3  $2,462.1        1.70x         7.59x      9.06x        6.9%
 Brooke Corp.                     11.50        143.7   106.3     191.6        1.30x         9.37x     10.59x       29.5%
 DCAP Group Inc.                   2.24          6.5    15.7      21.6        1.59x        12.48x     14.06x       17.0%
 Hilb Rogal & Hobbs Co.           38.85      1,405.8   260.5   1,481.1        2.20x         8.44x      9.98x        6.1%
 Hub International Ltd.           28.31      1,020.3   247.6   1,126.4        2.46x         9.09x     10.71x       15.6%

 ------------------------------------------------------------------------------------------------------------------------

 High                                --           --      --       --         2.46x        12.48x     14.06x       29.5%
 Mean                                --           --      --       --         1.85x         9.39x     10.88x       15.0%
 Low                                 --           --      --       --         1.30x         7.59x      9.06x        6.1%

 ------------------------------------------------------------------------------------------------------------------------

 Source: Capital IQ, Bloomberg, company filings
 ------------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------
                                            Comparable Company Analysis - Forward Multiples
----------------------------------------------------------------------------------------------------------

($ in millions)
----------------------------------------------------------------------------------------------------------
                                                          Enterprise                 Enterprise
                                                         Value / 2006E              Value / 2007E
                                   Enterprise    --------------------------    ---------------------------
                                     Value          Revenue        EBITDA         Revenue        EBITDA
----------------------------------------------------------------------------------------------------------
Insurance Brokers
Arthur J. Gallagher & Co.         $    2,462.1          1.68x          9.08x          1.56x          7.74x
Brooke Corp.                             191.6          1.10x          5.37x          0.95x             NA
DCAP Group Inc.                           21.6             NA             NA             NA             NA
Hilb Rogal & Hobbs Co.                 1,481.1          2.12x          7.69x          1.97x          6.88x
Hub International Ltd.                 1,126.4          2.14x          7.92x          1.86x          6.67x

----------------------------------------------------------------------------------------------------------


High                                        --          2.14x          9.08x          1.97x          7.74x
Mean                                        --          1.76x          7.52x          1.59x          7.10x
Low                                         --          1.10x          5.37x          0.95x          6.67x
----------------------------------------------------------------------------------------------------------

Source: Capital IQ, Bloomberg, company filings
----------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------------
                                       Comparable Company Analysis - Operating Results & Margins
--------------------------------------------------------------------------------------------------------------------------------

($ in millions)
--------------------------------------------------------------------------------------------------------------------------------
                                         LTM                              2006E (1)                          2007E (1)
                          -------------------------------    --------------------------------    -------------------------------
                           Revenue     EBITDA     Margin %    Revenue      EBITDA    Margin %     Revenue     EBITDA    Margin %
--------------------------------------------------------------------------------------------------------------------------------
Insurance Brokers
Arthur J Gallagher & Co.  $ 1,451.5  $   324.3       22.3%   $ 1,545.6   $   291.8       18.9%   $ 1,598.4  $   318.3       19.9%
Brooke Corp.                  147.7       20.5       13.8%       173.4        35.7       20.6%       201.3         NA         NA
DCAP Group Inc.                13.6        1.7       12.8%          NA          NA         NA           NA         NA         NA
Hilb Rogal & Hobbs Co.        674.3      175.5       26.0%       710.7       195.2       27.5%       770.0      218.4       28.4%
Hub International Ltd.        457.4      124.0       27.1%       514.4       138.0       26.8%       577.7      159.3       27.6%

--------------------------------------------------------------------------------------------------------------------------------

High                             --         --       27.1%          --          --       27.5%          --         --       28.4%
Mean                             --         --       20.4%          --          --       23.4%          --         --       25.3%
Low                              --         --       12.8%          --          --       18.9%          --         --       19.9%
--------------------------------------------------------------------------------------------------------------------------------

Source: Capital IQ, Bloomberg, company filings
(1) IBES Estimates
--------------------------------------------------------------------------------------------------------------------------------

         Of the various market multiples evaluated by Imperial Capital, the use of a multiple of Warrantech's projected EBITDA as the basis of its valuation was expressly deemed inappropriate as there was sufficient uncertainty as to Warrantech's ability to achieve its projected margin levels given historical operating performance and Warrantech's latest fiscal year EBITDA shortfall versus internal budget. Instead, Imperial Capital determined that the last twelve months revenue multiple was the most meaningful and appropriate owing to Warrantech's negative EBITDA and EBIT margins. In comparing the market values of the last twelve months revenue multiple, Imperial Capital (i) determined that gross profit (earned admin income) of Warrantech would be a more appropriate operating metric to compare against the comparable companies' revenue due to the pass-through nature of Warrantech's business model and (ii) adjusted the comparable companies' last twelve months revenue multiple by a discount rate of between 40% to 50% due to, among other things, Warrantech's weak historical performance, liquidity and size relative to the comparable companies.

         To arrive at a revenue multiple range, Imperial Capital adjusted the comparable companies' average last twelve months revenue multiple as follows:

     o Imperial Capital applied a 20.0% to 30.0% discount to the multiple because of the company's weak historical performance relative to the comparable companies. Warrantech's 3-year gross and net revenue compound annual growth rates for the period ending March 31, 2005 were (6.5%) and 4.8%, respectively, vs. an average CAGR for the comparable companies of 15.0%. In addition, Warrantech had a negative EBITDA margin for the last twelve month period ending December 31, 2005 vs. an average EBITDA margin of 21.0% for the comparable companies.

     o Imperial Capital applied a 10.0% discount to the multiple because of Warrantech's liquidity relative to the comparable companies.

     o Imperial Capital applied a 10.0% discount to the multiple because of Warrantech's size relative to the comparable companies. Warrantech generated $28.9 million of gross profit / earn admin fees during the last twelve month period ending December 31, 2005 vs. average revenue for the comparable companies of $549.0 million

         The transaction requires the securitization of Warrantech's outstanding obligations to Great American Insurance Company. As such, a long-term debt obligation of $20 million will be included in Warrantech's capital structure post transaction. The incremental $20 million obligation has been presented separately in the following table and is labeled as "GAIC Note".


----------------------------------------------------------------------------
                   Market Approach - Revenue Multiple Analysis
----------------------------------------------------------------------------

         ($ in million, except per share)             Low            High
                                                 ------------   ------------
         LTM 12/31/05 Gross Profit / Earned
         Admin Fee                               $       28.9   $       28.9
         Unadjusted Revenue Multiple (1)                1.85x          1.85x
         Discount to Multiple                            50.0%          40.0%
                                                 ------------   ------------
         Adjusted Multiple                              0.92x          1.11x
                                                 ------------   ------------
         Implied Enterprise Value                $       26.7   $       32.0
                                                 ============   ============

         (-) Debt as of 12/31/05                         (1.2)          (1.2)
         (-) GAIC Note                                  (20.0)         (20.0)
         (+) Excess Cash & Investments (2)                0.0            0.0
                                                 ------------   ------------
         Implied Equity Value                    $        5.4   $       10.8
                                                 ============   ============

         Fully Diluted Shares Outstanding                14.2           14.2

                                                 ------------   ------------
         Implied Equity Value per Share          $       0.38   $       0.76
                                                 ============   ============
----------------------------------------------------------------------------

         ---------------------------
         (1)  Based on the mean of the comparable companies.
         (2) Warrantech's cash balance as of 12/31/05 is not viewed as excess as Warrantech requires liquidity to fund its net working capital deficit and will need to meet its interest expense obligations under the GAIC note

         Based on a comparison of Warrantech with the comparable companies using the adjusted last twelve months revenue multiple, Imperial Capital arrived at an aggregate range of values between $0.38 per share and $0.76 per share. Imperial Capital noted that the per share consideration was in the range of these values.

        Discounted Cash Flow Analysis. Imperial Capital performed a discounted cash flow analysis ("DCF") on Warrantech. The fundamental premise of the DCF approach is to estimate the available cash flows a prudent investor would expect a company to generate over its remaining life. To determine this amount, Imperial Capital relied on unlevered free cash flow projections for fiscal year 2006 through 2010, as provided by Warrantech's management, and unlevered free cash flow projections for fiscal year 2011 prepared by Imperial Capital with the approval of Warrantech's Chief Financial Officer. Imperial Capital estimated Warrantech's weighted average cost of capital by performing analyses consistent with the capital asset pricing model. In its analyses Imperial Capital applied
(i) a re-levered beta of 0.64 for the comparable group (this group consists of those companies specified in the comparable companies' analysis), (ii) an equity risk premium of 7.1% and (iii) a small stock premium of 9.8%. Imperial Capital then applied a 5.0% company specific risk premium which reflects risks which affect the valuation of Warrantech. Using a range of 17% to 19% (rounded) as the weighted average cost of capital, Imperial Capital calculated the present value of free cash flows for the 2007 through 2011 years and the present value of the terminal value of Warrantech (the calculated value of Warrantech at the end of the projection period). Imperial Capital calculated a terminal value at the end of 2011 that incorporated a perpetual growth rate range of 3.0% to 3.8%. Imperial Capital arrived at an aggregate range of values between $0.61 per share and $0.88 per share. Imperial Capital noted that the per share consideration is within the range of these values and is fair from a financial point of view.

         -------------------------------------------------------------------
                    Discounted Cash Flow - Valuation Summary
         -------------------------------------------------------------------

         ($ in million, except per share)               Valuation Range
                                                 ---------------------------


         Discount Rate                                   19.0%          17.0%

         Unadjusted EBITDA Multiple (1)                  9.4x           9.4x
         Discount Rate                                   30.0%          25.0%
                                                 ------------   ------------
         Adjusted Terminal                               6.6x           7.0x
         Multiple

         Perpetuity Growth Rate                           3.8%           3.0%

         PV of 5-year Free Cash Flow             $       10.5   $       11.1
         PV of Terminal Value                            19.5           22.7
                                                 ------------   ------------
         Enterprise Value                                30.0           33.8

         Debt                                           (21.2)         (21.2)
         Excess Cash & Investments (2)                    0.0            0.0
                                                 ------------   ------------
         Equity Value                                     8.8           12.6
                                                 ------------   ------------
         Equity Value per Share (3)              $       0.61   $       0.88
                                                 ============   ============

         --------------------------

         (1)  Based on the mean of the comparables.

         (2) Warrantech's cash balance as of 12/31/05 is not viewed as excess as Warrantech requires liquidity to fund its net working capital deficit and will need to meet its interest expense obligations under the GAIC note.

         (3)  Based on 14.3 million fully diluted shares.


         In the ordinary course of its business and in accordance with applicable state and federal securities laws, Imperial Capital may trade Warrantech's securities for its own account and for the accounts of customers and, accordingly, may at any time hold long or short positions in such securities.

         Imperial Capital received a fee of $100,000 for rendering the fairness opinion attached as Exhibit B, $25,000 of which fee was due and payable at the time of engagement and the remainder of which fee was due and payable when such opinion was delivered to the special committee and the board of directors. Warrantech also agreed, in connection with the issuance of its opinion letter in connection with the merger, to indemnify Imperial Capital, its affiliates and each of its directors, officers, agents and employees and each person, if any, controlling Imperial Capital or any of its affiliates against certain liabilities, including liabilities under federal securities laws. Imperial Capital did not recommend the amount of consideration to be paid in the merger. The per share consideration was recommended by the special committee.


Position of the Members of the Buying Group Regarding the Fairness of the Merger

         The members of the buying group are making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

         Under the rules of the SEC, each member of the buying group is required to express its belief as to the fairness of the proposed merger to Warrantech's unaffiliated stockholders. Each member of the buying group believes that the merger agreement and the merger are substantively and procedurally fair to Warrantech's unaffiliated stockholders. In particular, the members of the buying group considered the following material positive factors:


     o The $0.75 per share merger consideration and other terms and conditions of the merger agreement resulted from arm's-length negotiations between the special committee and WT;

     o The fact that the $0.75 per share merger consideration and other terms and conditions of the merger agreement resulted from extensive negotiations between the parties;

     o The ability of Warrantech's stockholders to recognize a significant cash value through the proceeds of the merger versus continued risk of operating as a stand-alone company, taking into account uncertainty of achieving management's projections, which risks and uncertainties will be borne by the members of the buying group after the merger;


     o   The relationship of the $0.75 per share cash merger consideration to
         (i) the trading price of Warrantech's common stock on June 6, 2006, the last trading day prior to Warrantech announcement of the execution of the merger agreement ($0.50 per share), and (ii) the highest trading price of Warrantech's common stock over the past year ($0.69 per share);

     o The fact that the consideration to be received by Warrantech's stockholders in the merger will consist entirely of cash rather than stock, which will provide liquidity and certainty of value to Warrantech's stockholders and which the board of directors viewed favorably;

     o Warrantech's inability to attract analyst coverage, market attention and institutional stockholder investment, which in the board of directors's view limited the value to Warrantech's stockholders of Warrantech being a public company;

     o The limited public float for Warrantech's common stock, as well as the extremely limited trading market for the common stock, which have limited Warrantech's ability to use its common stock as acquisition currency, and significantly limited the ability of stockholders to sell their shares without also reducing the trading price of the common stock;

     o The costs and associated burdens of continuing to be a public company, including:

         (i)      the actual out-of-pocket costs of SEC compliance;

         (ii)     the burden on management of compliance efforts;

         (iii) the distraction of investor relations and the focus on short-term goals such as quarterly results per share occasioned by periodic public reporting;

         (iv) the compliance and competitive costs associated with requirements to publicly disclose detailed information regarding business, operations and results; and

         (v) the enactment of Sarbanes-Oxley which will lead to increased compliance costs and additional burdens on management as Warrantech becomes subject to Section 404.

     o The cost savings from Warrantech's becoming a private company resulting from the elimination of printers', transfer agent and OTC fees, as well as reduced legal fees, accounting fees and insurance costs; and


     o The members of the buying group's belief that the principal advantage of Warrantech continuing as a public company would be to allow public stockholders to continue to participate in any growth in the value of

         Warrantech's equity but, that under all of the relevant circumstances and in light of the proposed $0.75 per share price, the value to stockholders that would be achieved by continuing as a public company was not likely to be as great as the merger consideration of $0.75.


         In addition, each member of the buying group also considered a variety of risks and other potentially negative factors concerning the merger agreement and the transactions contemplated by it, including the merger. These negative factors included:


     o The risks and costs to Warrantech if the merger does not close, including the diversion of management and employee attention, employee attrition and the effect on Warrantech's business relationships and clients;

     o The fact that Warrantech would no longer exist as an independent, publicly traded company and Warrantech's stockholders (other than Mr. San Antonio) would no longer participate in any of the future earnings or growth of Warrantech and would not benefit from any appreciation in value of Warrantech; and

     o The fact that gains from an all-cash transaction would be taxable to Warrantech's stockholders for U.S. federal income tax purposes.


         In evaluating the fairness of the merger to Warrantech's unaffiliated stockholders, the members of the buying group did not consider net book value because net book value is a historical number that may not reflect the fair market values of Warrantech's assets and liabilities as well as current period measurements of Warrantech's operational performance, such as EBITDA and earnings per share. Additionally, the members of the buying group believe that net book value, which is an accounting concept, does not reflect, or have any meaningful impact on, the market trading prices for Warrantech common stock. The members of the buying group noted, however, that the merger consideration of $0.75 per share is significantly higher than Warrantech's negative net book alue at March 31, 2006. The members of the buying group did not consider liquidation value in determining the fairness of the merger to Warrantech's unaffiliated stockholders because Warrantech will continue to operate its businesses following completion of the merger. In addition, the members of the buying group believe that liquidation sales generally result in proceeds substantially less than sales of a going concern, particularly with respect to a business such as Warrantech's where its tangible assets are incidental to its operations. Warrantech principally derives its revenue from the sale of extended service warranty coverage and the members of the buying group believe that a liquidation sale would not adequately value Warrantech's prospects as an on-going business. The members of the buying group did not establish going concern value for the Warrantech common stock as a public company to determine the fairness of the merger consideration to the unaffiliated shareholders. The members of the buying group did not believe that there is a single method for determining going concern value and, therefore, did not base its valuation of Warrantech on a concept that is subject to various interpretations. Additionally following the merger, Warrantech will have a significantly different capital structure, which will result in different opportunities and risks for the business as a more highly-leveraged private company. Further, the members of the buying group believed that, to the extent that Warrantech's pre-merger going concern value was already reflected in the pre-announcement per share stock price of Warrantech's common stock, such pre-merger going concern value undervalued Warrantech in comparison to the offer prices being discussed in the merger negotiations, which from the outset reflected a premium to such pre-announcement stock price. The members of the buying group did not consider any other firm offers made by any unaffiliated third parties with respect to a merger or consolidation, sale of assets or other sale of Warrantech, as it was not aware of any such offers.

         No member of the buying group received any opinion, report or appraisal from an outside party that is materially related to the merger.

         In addition, since each member of the buying group relied on its own analysis and conclusions in determining its belief as to the fairness of the proposed merger to Warrantech's unaffiliated stockholders, no member of the buying group adopted the conclusions of the special committee or the board of directors of Warrantech with respect to such fairness and accordingly, did not adopt the analysis or opinion of the special committee's financial advisor.

        Each member of the buying group believes that sufficient procedural safeguards were and are present to ensure the fairness of the merger to Warrantech's unaffiliated stockholders. These procedural safeguards include the following:

     o an independent committee consisting solely of directors who are not officers or employees of Warrantech and are independent of and have no economic interest or expectancy of an economic interest in any member of the buying group or the surviving corporation was established and that the special committee hired financial and legal advisors to advise it with respect to the merger agreement, the consisting merger and related transactions;

     o no member of the buying group participated in or had influence on the deliberative process of, or the conclusions reached by, the special committee or the negotiating positions of the special committee;


     o the board and the special committee received the opinion of Imperial Capital as to the fairness, from a financial point of view, of the merger consideration to be received by the holders of Warrantech's common stock;

     o the terms of the merger agreement that permit Warrantech to explore unsolicited third party acquisition offers that it might receive after announcement of the merger and before the stockholder vote if Warrantech reasonably determines in good faith that a competing offer is a superior alternative to the merger and directors' fiduciary duties under Nevada law require discussions to be conducted with the third party advancing the competing offer;

     o the terms of the merger agreement that permit the Warrantech board of directors to withdraw its recommendation to Warrantech's stockholders and accept a competing acquisition offer if the board of directors reasonably determines in good faith that such action is necessary in order for the board of directors to comply with its fiduciary duties under Nevada law, and, after giving notice of its intention to withdraw its recommendation and terminate the merger agreement due to receipt of a superior acquisition offer, does not receive a timely offer from WT which meets or exceeds the competing offer; and

     o under Nevada law, Warrantech's stockholders have the right to demand appraisal of their shares.


         In light of the procedural safeguards discussed above, the members of the buying group did not consider it necessary to require adoption of the merger agreement by a majority of Warrantech's stockholders (other than Mr. San Antonio) nor did the members of the buying group consider it necessary to retain an unaffiliated representative to act solely on behalf of Warrantech's stockholders (other than Mr. San Antonio).

         The members of the buying group found it impracticable to assign, nor did any member assign, relative weight to the individual factors considered in reaching such member's conclusion as to fairness. The foregoing discussion of the information and factors considered by the members of the buying group is believed to include all of the material factors considered by each member of the buying group.

         While each member of the buying group believes that the merger is substantively and procedurally fair to Warrantech's unaffiliated stockholders, the members of the buying group attempted to negotiate the terms of a transaction that would be most favorable to them, and not to Warrantech's unaffiliated stockholders. Accordingly, the members of the buying group did not negotiate the merger agreement and the related transaction documents with the goal of obtaining terms that were fair to Warrantech's unaffiliated stockholders. Instead, the members of the buying group negotiated the merger agreement and the related transaction documents with an objective that is potentially in conflict with the goal of obtaining a transaction that is fair to Warrantech's unaffiliated stockholders.

         Each member of the buying group's view as to the fairness of the merger to the unaffiliated stockholders should not be construed as a recommendation to any unaffiliated stockholder as to whether such unaffiliated stockholder should vote in favor of the merger agreement and the merger.


Position of Mr. San Antonio with Respect to the Merger

         Mr. San Antonio is making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

         Mr. San Antonio believes that the Merger is in the best interests of Warrantech and has determined that the Merger is fair to the unaffiliated stockholders of Warrantech. In reaching this determination, Mr. San Antonio relied upon the analysis of the Special Committee of the Board of Directors of Warrantech and the Board of Directors of Warrantech. Mr. San Antonio participated in the discussion of the Board of Directors of Warrantech and adopts the analyses and conclusions of the Board of Directors as described above under the caption "-Recommendations of the Special Committee and the Board of

Directors; Reasons for Recommending the Approval and Adoption of the Merger Agreement and the Merger."

         As previously disclosed by Warrantech, Mr. San Antonio explored options to conduct a going-private transaction involving Warrantech during the last quarter of 2003. In December 2003, Mr. San Antonio abandoned those efforts in order to continue to focus Warrantech's efforts on resolving its accounting issues outstanding at the time and maximizing the stockholders' value as a public company.

         Warrantech's continuing issues in resolving its relationship with Great American Insurance Company in a satisfactory manner and in supporting its accounting positions with the SEC led Mr. San Antonio to believe that Warrantech would benefit from another strategic transaction such as the merger.


         As a result of the merger, Mr. San Antonio will maintain his role as the Chief Executive Officer of the Company under an employment agreement that provided for substantially less compensation than his current relationship with the Company. In exchange for the reduced annual compensation, the permanent waiver of his certain rights to severance and bonus payments following a change of control under his existing employment agreement, Mr. San Antonio will receive a lump-sum payment for the termination of his existing employment agreement with Warrantech, have a portion of the note he owes to Warrantech forgiven and will have the maturity of the note extended to two years after the closing. Mr. San Antonio will also receive the same merger consideration for his shares and options as the other stockholders of Warrantech. In addition, Warrantech will pay Mr. San Antonio's legal fees in connection with the merger and the negotiation of his new employment agreement with the successor entity.


         To align his incentives with the new owners of Warrantech following the merger, Mr. San Antonio will receive 22.5% of the common equity interests of WT. This ownership percentage is comparable to his current ownership percentage in the Company, though Mr. San Antonio's common equity interests will be subordinated to the preferred equity interests of WT. The preferred equity interests of WT will have a face value equal to any equity contributed to WT, and will entitle the holders thereof to a return of their original capital, plus a return, before any amounts are distributed to the holders of common equity interests of WT. Mr. San Antonio's ownership percentage will also not reflect a comparable level of control over Warrantech after the completion of the merger because all of the remaining common equity interests will be held by the affiliates of H.I.G. Capital. Mr. San Antonio's common equity interests in and to WT will also be subject to restrictions on transfer and repurchase rights by WT in certain circumstances.

         See "--Background of the Merger" and "Merger Consideration to be Received by Directors and Officers of Warrantech."

Position of Mr. Tweed with Respect to the Merger

         Mr. Tweed is making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

         Mr. Tweed has determined that the Merger is fair to the unaffiliated stockholders of Warrantech. In reaching this determination, Mr. Tweed relied upon the analysis of the Special Committee of the Board of Directors of

Warrantech and hereby adopts the analyses and conclusions of that Special Committee as described above under the caption "- Recommendations of the Special Committee and the Board of Directors; Reasons for Recommending the Approval and Adoption of the Merger Agreement and the Merger." In addition, Mr. Tweed notes that under the final terms of the Merger, he will continue to be liable to Warrantech for substantial indebtedness on the promissory note he made in favor of Warrantech.

Alternatives to the Merger

         The special committee and the board of directors and their advisors considered several strategic alternatives to the merger, including the following:

         o seeking another merger partner or acquisition within the industry or another financial buyer to acquire Warrantech. Such alternative was rejected by the board of directors as impractical due to the pressing need to repay existing obligations to Great American Insurance Company, Warrantech's lack of success during the past year in attempting to do so, and the relative attractiveness of the merger and merger agreement with WT;

         o allowing the exclusivity agreement with WT to expire and then engaging in negotiations with the other private equity firm which, on March 1, 2006, during the exclusivity period that Warrantech had granted to WT, had given an indication of interest to acquire all of the outstanding shares of Warrantech for a price of at least $0.90 per share. Due to the fact that such proposal (i) was subject to a due diligence review of Warrantech, (ii) required a 45 day exclusivity period and a $250,000 break-up fee payable by Warrantech should Warrantech conclude any other change of control transaction in the following twelve months, and (iii) was received during an exclusivity period with WT, Warrantech's board determined to continue negotiations with WT towards this merger due to its higher likelihood of timely success;

         o raising approximately $20 million to $30 million of equity capital or debt financing to pay existing obligations to Great American Insurance Company and expand working capital. Such alternative was rejected by the board of directors due to Warrantech's history of operating losses and low stock price which the board believed made such financing unobtainable or obtainable only on prohibitive terms which would substantially dilute the Company's stockholders; and

         o continuing as an independent public company while seeking alternative insurance providers to replace Great American Insurance Company. Such alternative was rejected by the board of directors as impractical due to repeated requests from Great American Insurance Company for prompt payment of existing obligations owed to it and the resulting risk that Great American Insurance Company could effectively terminate Warrantech's ability to do new business before such alternative arrangements were in place.

Effects of the Merger

         If the merger is approved by the Warrantech stockholders and the other conditions to the closing of the merger are either satisfied or waived, Merger Sub will be merged with and into Warrantech, with Warrantech being the surviving corporation. After the merger, WT will own all of the capital stock of Warrantech.

         At the effective time of the merger, holders of Warrantech's common stock (other than stockholders who validly exercise appraisal rights under Nevada law) will cease to have ownership interests in Warrantech or rights as Warrantech stockholders, and instead will be entitled to receive $0.75 in cash, without interest, for each of their shares of Warrantech common stock. Therefore, these stockholders (other than Mr. San Antonio) will not participate in any future earnings or growth of Warrantech and will not benefit from any appreciation in the value of Warrantech, nor will they be subject to any risk of a decrease in Warrantech's value. As a result of the merger, WT will be the sole beneficiary of Warrantech's future earnings and growth, if any. Similarly, WT will also bear the risk of any losses generated by Warrantech's operations and any decrease in Warrantech's value after the merger.

         Warrantech's common stock is currently registered under the Exchange Act and is reported on the OTCBB under the symbol "WTEC.OB". As a result of the merger, Warrantech will be a privately held corporation and there will be no public market for its common stock. After the merger, the common stock will cease to be reported on the OTCBB and price quotations with respect to sales of shares of common stock in the public market will no longer be available. In addition, registration of the common stock under the Exchange Act will be terminated and Warrantech will no longer be required to file periodic reports with the SEC or to furnish a proxy or information statement in connection with stockholders' meetings.

         It is expected that the directors of Merger Sub immediately prior to the effective time of the merger will become the directors of the surviving corporation. It is expected that the executive officers of Warrantech immediately prior to the effective time of the merger will remain the executive officers of the surviving corporation.


         It is expected that, upon consummation of the merger, Warrantech's operations will be conducted substantially as they currently are being conducted; however, Warrantech will not be subject to the obligations and constraints, and the related direct and indirect costs, associated with being a public company. The members of the buying group have advised Warrantech's board of directors that they do not have any present plans or proposals that relate to, or would result in, an extraordinary corporate transaction following completion of the merger involving Warrantech's corporate structure, business or management, such as a merger, reorganization, liquidation, relocation of any operations or sale or transfer of a material amount of assets. However, it is expected that following the merger, Warrantech's management will continuously evaluate and review the company's business and operations and may develop new plans and proposals that it considers appropriate to maximize Warrantech's value.

         A benefit of the merger to the members of the buying group is that Warrantech's future earnings and growth will be solely for their benefit and not for the benefit of Warrantech's current stockholders (other than Mr. San Antonio). Another benefit is that, as of March 31, 2006, Warrantech had United States net operating loss carry forwards of approximately $15.45 million. These net operating loss carry forwards will be reduced as a result of income recognized by Warrantech in connection with the Merger and, further, will be significantly limited in their future use by Warrantech by reason of Internal Revenue Code Section 382. The detriment of the merger to the members of the buying group is the lack of liquidity for Warrantech capital stock following the merger and the risk that Warrantech's value will decrease following the merger. Additionally, Warrantech will have paid approximately $______in transaction costs and estimated fees and expenses related to the merger. See "SPECIAL FACTORS -- Merger Financing" and "SPECIAL FACTORS-- Estimated Fees and Expenses of the Merger."

         For the most recent fiscal year ended March 31, 2006, Warrantech had a net book value of negative $30.5 million and a net loss of $3.1 million. After the effective time of the merger, the members of the buying group and Mr. San Antonio will own all of Warrantech's outstanding common stock and will have a 100% interest in the negative net book value and net loss of Warrantech.


         The benefit of the merger to Warrantech's unaffiliated stockholders is the right to receive $0.75 per share for their shares of Warrantech common stock. The detriments are that:

         (1) Stockholders, other than WT, will cease to participate in Warrantech's future earnings and growth, if any.

         (2) Stockholders will be required to surrender their shares for the merger consideration and will not have the right to liquidate their shares at a time and for a price of their choosing.

         (3) The payments for the stockholders' shares will be taxable transactions for federal income tax purposes. See "SPECIAL FACTORS -- Federal Income Tax Consequences."

Merger Consideration to be Received by Directors and Officers of Warrantech

         Members of the board of directors and the company's executive officers have interests in the merger that differ from, or are in addition to, those of other stockholders. For example:

         o As of the record date, Warrantech's executive officers and directors held an aggregate of shares of Warrantech common stock and options to purchase an aggregate of shares of Warrantech common stock, which, pursuant to the merger, will entitle them to receive $__________;

         o Upon completion of the merger, WT will terminate Warrantech's existing employment agreement with Mr. San Antonio, Warrantech's President, Chief Executive Officer and Chairman of the Board of Directors, in consideration of a payment to Mr. San Antonio of $1,700,000 and simultaneously enter into a new employment agreement with Mr. San Antonio as described below under "--Employment with the Surviving Corporation";

         o It is anticipated that WT will establish a new equity plan for key employees relating to ten percent of its equity interests;

         o When the merger agreement was executed, WT entered into separate agreements with each of: Mr. San Antonio, Warrantech's President, Chief Executive Officer and Chairman of the board of directors; Mr. Tweed, a former director of Warrantech; Haynes & Boone; Valerie San Antonio; Valerie San Antonio & Michael Salpeter Trustees FBO Jonathan San Antonio; Kenneth Olson; and Barry Ballen.

         Pursuant to the agreements, among other things:

         o The Principal Stockholders agreed to vote for the merger and against any competing transaction for 12 months after the termination of the merger agreement (unless WT terminated the merger agreement in breach of its obligations thereunder);

         o Mr. San Antonio, Mr. Tweed and Mr. Barry Ballen granted WT the option to acquire their Warrantech shares for $0.75 per share. If WT exercises an option prior to the completion of the merger, the purchase price will be paid by delivery of a promissory note payable on the earlier of the closing of the merger or one year after the date of issuance. If for any reason the merger is not completed within five months after the date the merger agreement is executed, WT may sell the shares back to these stockholders in return for cancellation of the related notes;

         o Messrs. San Antonio and Tweed currently owe Warrantech $4,165,062 and $3,615,092, respectively, pursuant to promissory notes dated July 24, 2002. Pursuant to the Stockholders Agreements, Messrs. San Antonio and Tweed will have the merger consideration that otherwise would be payable to them for their Warrantech shares be applied to reduce their outstanding indebtedness to Warrantech, the due date of Mr. Tweed's remaining outstanding indebtedness to Warrantech of approximately $2,395,000 will be extended by WT to December 31, 2013, approximately $600,000 of Mr. San Antonio's indebtedness to Warrantech will be forgiven by WT and the due date of Mr. San Antonio's remaining outstanding indebtedness to Warrantech of approximately $1,050,000 will be extended by WT to the second anniversary of the effective date of the merger;

         o Warrantech agreed to release the existing liens on Messrs. San Antonio's and Tweed's shares which secure their notes payable to Warrantech should WT exercise its option to buy their shares, provided, that the proceeds of any such option exercise are paid to Warrantech.

Equity Ownership in WT and the Surviving Corporation Post Transaction

         At the closing of the merger, WT will hold 100% of the capital stock of the surviving corporation. At the closing of the merger, the membership interests in WT will be held by H.I.G. Wtech Partners II, Inc., H.I.G. Wtech, Inc. and Mr. San Antonio. Mr. San Antonio will hold 22.5% of the common equity interests in and to WT.

Employment with the Surviving Corporation


         It is currently expected that the executive officers of Warrantech will remain as executive officers of the surviving corporation following completion of the merger. Other than with respect to Mr. San Antonio, Warrantech's Chief Executive Officer, there are no new employment agreements for any executive officers who will remain in their positions following the merger. Mr. San Antonio's employment agreement is to provide for a three year term, a salary of $500,000 per year, a performance bonus of up to $100,000 per year and other terms to be mutually agreed upon. Mr. San Antonio's existing employment agreement with Warrantech provides, in the absence of the payment described above, certain change of control payments to Mr. San Antonio that could be triggered by the merger and presently provides for a salary of $595,026 and a bonus equal to two percent of Warrantech's net after-tax profits. In addition, Mr. San Antonio will receive a common equity award equal to 22.5% of the common equity interests in WT. Warrantech understands that WT expects that all initial capital contributed to WT will be preferred equity interests senior to Mr. San Antonio's common equity interests. In addition, Mr. San Antonio's employment agreement will provide that if Wtech Holdings, LLC, an affiliate of H.I.G. Capital, receives more than $10,200,000 of principal payments from its $20,000,000 promissory note from Warrantech, Mr. San Antonio shall be paid 22.5% of such excess, either in cash or in additional equity interests in WT having equivalent value. In addition, Warrantech will pay Mr. San Antonio's legal fees in connection with the merger and the negotiation of his new employment agreement with the successor entity.


Directors of the Surviving Corporation

         Pursuant to the merger agreement, Warrantech's board of directors after the effective time of the merger will consist of the directors of Merger Sub immediately prior to the effective time of the merger.

Insurance and Indemnification

         For a description of the indemnification and insurance of the officers, directors, employees and agents of Warrantech, see "SPECIAL FACTORS -- Insurance and Indemnification."

Certain Risks in the Event of Bankruptcy

         If Warrantech is insolvent at the effective time of the merger or becomes insolvent as a result of the merger, the transfer of funds representing the $0.75 per share price payable to stockholders upon completion of the merger may be deemed to be a "fraudulent conveyance" under applicable law and therefore may be subject to claims of Warrantech's creditors. If such a claim is asserted by Warrantech's creditors following the merger, there is a risk that persons who were stockholders at the effective time of the merger will be ordered by a court to turn over all or a portion of the $0.75 per share in cash they received upon the completion of the merger to Warrantech's trustee in bankruptcy. Based upon Warrantech's projected capitalization at the time of the merger and projected results of operations and cash flows following the merger, Warrantech's board of directors has no reason to believe that Warrantech and its subsidiaries, on a consolidated basis, will be insolvent immediately after giving effect to the merger.

Merger Financing

The total amount of funds required to consummate the merger and to pay related fees and expenses is estimated to be approximately $15,000,000. WT intends to finance the merger through a combination of debt and equity financing. WT's financing of the merger is not assured. The merger agreement does not contain a financing condition. Therefore, if the stockholders approve the merger and all other conditions to WT's obligation to close were satisfied, WT would be in breach of the merger agreement if WT did not close the merger. In that instance, the merger agreement provides that WT will pay Warrantech a fee of $250,000 and will reimburse Warrantech for all fees and expenses incurred by Warrantech in connection with the merger agreement and the merger, in an amount not to exceed $500,000.

Plans for Warrantech if the Merger is Not Completed

         As a result of various risks to the completion of the merger, there can be no assurance that the merger will be completed. It is expected that, if the merger is not completed, the current management of Warrantech, under the direction of the board of directors, will attempt continue to manage Warrantech as an ongoing business and will attempt to refinance the $20,000,000 term note held by an affiliate of H.I.G. Capital. If the merger agreement and the merger are not approved and adopted, or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to Warrantech will be offered or that Warrantech's business and operations will not be adversely impacted. In addition, if the merger is not completed, depending upon the circumstances, Warrantech may be required to pay a termination fee and reimburse certain of WT's expenses. Moreover, the $20,000,000 term note held by an affiliate of H.I.G. Capital is due and payable on October 5, 2006, subject to limited extension in certain circumstances for up to an additional ninety days. If the merger is not completed and the term note is not refinanced on a timely basis, there would be a material adverse effect on Warrantech and its stockholders as the term note is secured by substantially all of the assets of Warrantech and its subsidiaries. In connection with entering into the term note, Warrantech agreed with the lender to appoint a firm selected by the lender to provide chief restructuring officer services to Warrantech in the event of a default of the term note. Accordingly, following a default of the term note, such restructuring firm, when appointed, would, subject to the oversight of Warrantech's board of directors, attempt to restructure Warrantech's debt. Such restructuring would likely result in little to no equity value to the existing common stock of Warrantech.

Estimated Fees and Expenses of the Merger

       Warrantech expects to incur approximately $_______ in payments and expenses in connection with the consummation of the merger and the related transactions, as set forth in the table below:

Expense                                         Estimated Amount
-------                                         ----------------


Legal and accounting fees and expenses          $
                                                ---------------
Printing and mailing and transfer agent fees    $15,000
SEC filing fees                                 $2,200
Financial Advisory Fees                         $100,000
Solicitation Agent                              $10,000
Miscellaneous                                   $17,800
                                        Total   $
                                                ===============


         Except as described below, WT will bear its own costs and expenses in connection with the merger. Warrantech must pay to WT all fees and expenses incurred by WT in connection with the merger agreement and the merger, in an amount not to exceed $500,000, if Warrantech terminates the merger agreement because it has accepted a competing offer that is a superior alternative to the merger agreement in accordance with the terms of the merger agreement; WT terminates the merger agreement for breach of a representation, warranty or covenant of Warrantech which breach cannot be cured within fifteen days after written notice; or WT terminates the merger agreement for certain breaches by Warrantech of its obligation under the merger agreement to call and hold the special meeting of the stockholders and to recommend the merger to such stockholders. In addition, Warrantech shall pay to WT a fee of $1,250,000 if Warrantech terminated the merger agreement because it has accepted a competing offer that is a superior alternative to the merger agreement in accordance with the terms of the merger agreement; WT terminates the merger agreement for certain breaches by Warrantech of its obligation under the merger agreement to call and hold the special meeting of the stockholders and to recommend the merger agreement to the stockholders; or the Merger Agreement is terminated and within twelve months of such termination Warrantech enters into a definitive agreement to consummate, or consummates, another change of control transaction.

         WT expects to incur approximately $______ in payments and expenses in connection with the consummation of the merger and the related transactions, as set forth in the table below:


Expense                                         Estimated Amount
-------                                         ----------------

Legal and accounting fees and expenses          $
                                                ---------------
Miscellaneous                                   $
                                                ---------------
                                        Total   $
                                                ===============

Regulatory Approvals and Requirements

         In connection with the merger, Warrantech will be required to make certain filings with, and comply with certain laws of, various federal and state governmental agencies, including:

         o Filing articles of merger, including a plan of merger, with the Nevada Corporation Commission in accordance with Nevada law after approval of the merger agreement and the merger by Warrantech's stockholders;

         o        Certain notice filings with the OTCBB; and

         o        compliance with the federal securities laws.

         It is currently expected that no regulatory approvals will be required in order to complete the merger.

Federal Income Tax Consequences

         Upon completion of the merger, each outstanding share of Warrantech common stock will be converted into the right to receive $0.75 in cash, without interest. The following discussion is a summary of the principal United States federal income tax consequences of the merger to Warrantech and to stockholders who receive cash in exchange for Warrantech's common stock pursuant to the merger. The discussion is based on the provisions of the Internal Revenue Code, treasury regulations, judicial decisions, and administrative rulings, all as in effect as of the date of this proxy statement and all of which are subject to change, possibly with retroactive effect. The discussion applies only to stockholders in whose hands shares of Warrantech common stock are capital assets and does not address the federal income tax consequences to Warrantech stockholders in light of their particular circumstances or that may be subject to special rules (for example, dealers in securities, brokers, banks, insurance companies, tax-exempt organizations, financial institutions and stockholders that have acquired Warrantech common stock as part of a straddle, hedge, conversion transaction or other integrated investment), and may not apply to shares of Warrantech's common stock received pursuant to the exercise of employee stock options or otherwise as compensation, or to stockholders who are not citizens or residents of the United States.

         The federal income tax consequences to stockholders holding Warrantech common stock through a partnership or other pass-through entity generally will depend on the status of the stockholder and the activities of the entity. This discussion does not consider the effect of any state, local or foreign income or other tax law.

         Because individual circumstances may differ, each stockholder is urged to consult its own tax advisor to determine the applicability of the rules discussed below and the particular tax effects of the merger, including the application and effect of state, local and other tax laws. For purposes of this discussion, a "United States holder" means a beneficial owner of Warrantech common stock that, for federal income tax purposes, is


         -        an individual who is a citizen or resident of the United
                  States;

         - a corporation, or other entity treated as a corporation for federal income tax purposes;

         - an estate the income of which is subject to federal income taxation regardless of its source; or

         - a trust, if a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control the substantial decisions of the trust.


         A "non-United States holder" refers, in this discussion, to a beneficial holder of Warrantech common stock that is not a "United States holder."

         Treatment of United States Holders.

         The receipt of cash pursuant to the merger (including any cash amounts received by stockholders pursuant to the exercise of appraisal rights) will be a taxable transaction for federal income tax purposes under the Internal Revenue Code of 1986, as amended, and also may be a taxable transaction under applicable state, local and other income tax laws. In general, for federal income tax purposes, a stockholder who exchanges all its Warrantech common stock for cash will recognize gain or loss equal to the difference between the cash received by the stockholder pursuant to the merger and the stockholder's adjusted tax basis in the shares of Warrantech common stock surrendered in the merger. Such gain or loss will be capital gain or loss and will be long term gain or loss if, on the effective date of the merger, the shares of Warrantech common stock were held for more than one year. There are limitations on the deductibility of capital losses. If you acquired different blocks of our common stock at different times and different prices, you must calculate your gain or loss and determine your adjusted tax basis and holding period separately with respect to each block of our common stock.

         Treatment of Non-United States Holders.

         Any gain realized by a non-United States holder on the receipt of cash in exchange for Warrantech common stock pursuant to the merger generally will not be subject to federal income tax unless such gain is effectively connected with the non-United States holder's conduct of a trade or business in the United States or the non-United States holder is an individual who is present in the United States for 183 days or more in the taxable year that the merger is consummated and certain other conditions are satisfied.

         Backup Withholding.

         Payments in connection with the merger may be subject to "backup withholding" (currently at a 28% rate). Backup withholding generally applies if the stockholder fails to furnish its social security number or other taxpayer identification number, or furnishes an incorrect taxpayer identification number. Backup withholding is not an additional tax but merely an advance payment which may be refunded to the extent it results in an overpayment of tax. Certain persons generally are exempt from backup withholding, including corporations and financial institutions. Certain penalties apply for failure to furnish correct information and for failure to include the reportable payments in income. Stockholders should consult with their own tax advisors as to the qualifications for exemption from withholding and procedures for obtaining such exemption.

         Treatment of Warrantech Entities.

         For United States federal income tax purposes, no gain or loss will be recognized by Warrantech, WT or Merger Sub as a result of the merger. Warrantech's ability to use U.S. tax loss carry-forwards will be limited as a result of the merger in accordance with Section 382 of the Internal Revenue Code.

         Each stockholder is encouraged to consult its tax advisor as to the particular tax consequences to it of the receipt of cash for its Warrantech common stock pursuant to the merger, including the application and effect of federal, state, local, and foreign tax laws and possible changes in tax laws.

         Tax Treament of Joel San Antonio and William Tweed.

         As a result of the transactions contemplated in connection with the Merger, Mr. San Antonio will realize taxable ordinary income for U.S. federal tax purposes with respect to the lump-sum payment for the termination of his existing employment agreement and the anticipated debt forgiveness on a portion of the note he currently owes to Warrantech. His total taxable income as a result of these transactions is expected to be approximately $2.8 million. Mr. San Antonio's federal tax consequences with respect to the disposition of his Warrantech shares in the Merger will be the same as the consequences to other Warrantech stockholders. In the case of Mr. San Antonio, this will result in a capital loss equal to the difference between his basis in the shares and the merger consideration he receives.

         In the merger, Mr. Tweed will receive the same compensation as the unaffiliated stockholders for the Warrantech shares he beneficially owns. In addition, in connection with the merger, Mr. Tweed agreed to apply all of the proceeds he receives in the Merger toward the promissory note he previously made in favor of the Company in exchange for the extension of that note's maturity until December 31, 2013. The U.S. federal income tax consequences of the Merger for Mr. Tweed will be the same as those for other Warrantech stockholders. See "- Background of the Merger" and "- Merger Consideration to be Received by Directors and Officers of Warrantech."

Anticipated Accounting Treatment of Merger

         The merger will be accounted for under the purchase method of accounting, under which the total consideration paid in the merger will be allocated among Warrantech's consolidated assets and liabilities based on the fair values of the assets acquired and liabilities assumed.

Appraisal Rights

         Nevada law entitles a stockholder to dissent from and obtain fair value for that stockholder's shares in the event of the consummation of a plan of merger to which Warrantech is a party, if stockholder approval is required for the merger and if the stockholder is entitled to vote on the merger. Accordingly, because stockholder approval is required to consummate the merger, stockholders who are entitled to vote on the merger have the option of exercising their statutory dissenters' rights. By following the specific procedures set forth in the Nevada Revised Statutes, Warrantech stockholders who are entitled to vote on the merger have a statutory right to dissent from the merger. If the merger is approved and consummated, any stockholder who properly perfects its dissenters' rights will be entitled, upon consummation of the merger, to receive an amount in cash equal to the fair value of its shares of Warrantech's common stock rather than receiving the merger consideration set forth in the merger agreement and described elsewhere in this proxy statement. The following summary is not a complete statement of statutory dissenters' rights of appraisal, and this summary is qualified by reference to the applicable provisions of the Nevada Revised Statutes, which are reproduced in full in Exhibit C to this proxy statement.

         A stockholder must complete each step in the precise order prescribed by the statute to perfect its dissenter's rights of appraisal. Any Warrantech stockholder who desires to dissent from the merger must:

         o not vote in favor of the proposal to adopt the merger agreement and approve the merger and related transactions;

         o make a written demand on us for appraisal in compliance with Chapter 92A of the Nevada Revised Statutes before the vote on the proposal to adopt the merger agreement and approve the merger and related transactions occurs at the special meeting; and

         o hold your shares of record continuously from the time of making a written demand for appraisal through the effective time of the merger. A stockholder who is the record holder of shares of common stock of Warrantech on the date the written demand for appraisal is made, but who thereafter transfers those shares prior to the effective time of the merger, will lose any right to appraisal in respect of those shares.

         If the merger agreement and the merger are adopted and approved at the special meeting of stockholders, Warrantech will be liable for discharging the rights of the stockholders who dissented from adopting and approving the merger agreement and the merger ("Dissenting Stockholders"). Warrantech must, no later than 10 days after approval of the merger, notify the Dissenting Stockholders in writing of the location where the Dissenting Stockholders' demand for payment must be sent. The written notice must also set a date by which Warrantech must receive the payment demand (the "Notice Date"), which date shall be at least 30 but not more than 60 days after the date notice is provided to the Dissenting Stockholders. Each Dissenting Stockholder so notified must demand payment, certify whether the stockholder acquired beneficial ownership of the shares before the date of the first announcement of the terms of the merger, and deposit the stockholder's certificates representing shares of Warrantech's common stock in accordance with the terms of the notice. A Dissenting Stockholder who does not demand payment or deposit its certificates by the Notice Date is not entitled to appraisal rights and instead will be paid the merger consideration of $0.75 per share, without interest. Upon receipt of a timely payment demand, Warrantech shall pay each Dissenting Stockholder the amount Warrantech estimates to be the fair value of the Dissenting Stockholder's shares plus accrued interest. Warrantech may elect to withhold payment from a Dissenting Stockholder that acquired beneficial ownership of the shares after the date of the first announcement of the terms of the merger. In that instance, Warrantech may offer to pay, in full satisfaction of the demand for payment, its estimate of the fair value of the shares, plus accrued interest. A Dissenting Stockholder may notify Warrantech in writing of the Dissenting Stockholder's own estimate of the fair value of such stockholder's shares and the amount of interest due, and either demand payment of the Dissenting Stockholder's estimate, less any previous payment, or reject Warrantech's offer and demand payment of the fair value of the Dissenting Stockholder's shares (and interest due) if the Dissenting Stockholder believes that the amount paid or offered by Warrantech is less than the fair value of the Dissenting Stockholder's shares or that the interest due is incorrectly calculated.

         A Dissenting Stockholder waives the right to demand payment pursuant to such stockholder's own estimate of the fair value of its shares unless the Dissenting Stockholder notifies Warrantech of its demand in writing within 30 days after Warrantech made or offered payment for the Dissenting Stockholder's shares.

A stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise appraisal rights. Failure to comply strictly with all of the procedures set forth in the Nevada Revised Statutes may result in the loss of the stockholder's statutory appraisal rights.

--------------------------------------------------------------------------------
           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION
--------------------------------------------------------------------------------

         This proxy statement contains certain forward-looking statements regarding Warrantech that are based on the beliefs of Warrantech's management as well as assumptions made by, and information currently available to, management. When Warrantech uses the words "believes," "expects," "anticipates," "estimates," "plans," "intends," "objectives," "goals," "aims," "projects," or similar words or expressions, Warrantech is making forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements. Certain factors that could cause actual results to differ materially from Warrantech's expectations include, but are not limited to:

         o the risk that the merger may not be consummated in a timely manner if at all;

         o risks regarding a loss of or substantial decrease in purchases by the company's major customers;

         o risks related to diverting management's attention from ongoing business operations;

         o        risks regarding employee retention; and

         o general business conditions, competition and other factors which are described from time to time in Warrantech's public filings with the SEC, news releases and other communications.

         Readers are cautioned not to place undue reliance on these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. All forward-looking statements contained in this proxy statement speak only as of the date of this proxy statement or as of such earlier date that those statements were made and are based on current expectations or expectations as of such earlier date and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. Warrantech undertakes no duty to update or amend this proxy statement to further reflect any material changes to the forward-looking information disclosed herein except as otherwise required by law.

--------------------------------------------------------------------------------
                             SELECTED FINANCIAL DATA
--------------------------------------------------------------------------------

         The following table summarizes certain selected financial data, which should be read in conjunction with Warrantech's Annual Report on Form 10-K for the fiscal year ended March 31, 2006, which is attached as Exhibit D to this proxy statement.

         The selected consolidated financial data set forth below as of the fiscal year ended March 31, 2006, have been derived from Warrantech's consolidated financial statements which have been audited by Raich, Ende & Maller Co. LLP, the company's independent registered public accounting firm for that period.

         The selected consolidated financial data set forth below as of the fiscal years ended March 31, 2005, 2004, 2003 and 2002, have been derived from Warrantech's consolidated financial statements which have been audited by Weinick Sanders Leventhal & Co., LLP, the company's independent registered public accounting firm for that period.

                                        2006           2005           2004           2003            2002
                                    -------------------------------------------------------------------------
Gross Revenues                      $123,294,650   $113,904,402   $144,329,442   $143,843,963   $ 114,989,335
Net increase in deferred revenues     (1,566,054)    (2,076,499)   (29,270,703)   (48,517,264)    (23,379,415)
Net revenues                        $121,728,596   $111,827,903   $115,058,739   $ 95,326,699   $  91,604,920
                                    =========================================================================
Gross Profit                        $ 25,337,564   $ 27,280,530   $ 29,818,392   $ 34,237,400   $  26,302,317
                                    =========================================================================
Loss from operations                $ (2,236,879)  $ (1,967,778)  $   (522,035)  $  1,265,202   $ (16,691,659)
                                    =========================================================================
Discontinued operations,
net of tax:
Income from discontinued
operations (loss)                   $   (888,778)  $ (1,640,014)  $     35,664   $    201,690   $     177,955
                                    =========================================================================
Net income per basic share          $      (0.20)  $      (0.23)  $      (0.03)  $       0.10   $       (1.08)
                                    =========================================================================
Basic income per share
data:
Income per share from
continuing operations
Income (loss) per share             $      (0.14)  $      (0.13)  $      (0.03)  $       0.08   $       (1.09)
from discontinued
operations                          $      (0.06)  $      (0.10)  $       0.00   $       0.02   $        0.01
                                    =========================================================================
Weighted average common
shares outstanding, basic                 15,383         15,396         15,345         14,668          15,296
                                    =========================================================================
Diluted income per share data:
Income per share from
continuing operations
Income (loss) per share             $      (0.14)  $      (0.13)  $      (0.03)  $       0.08   $       (1.09)
from discontinued
operations                          $      (0.06)  $      (0.10)  $       0.00   $       0.02   $       (0.01)
                                    =========================================================================
Net income per diluted share        $      (0.20)  $      (0.23)  $      (0.03)  $       0.10   $       (1.08)
                                    =========================================================================
Weighted average common
shares, diluted                           15,433         15,469         15,345         14,668          15,290
                                    =========================================================================
Cash dividend declared                      None           None           None           None            None
                                    =========================================================================
Total assets                        $266,885,901   $258,558,766    253,300,695   $257,270,451   $ 209,631,605
                                    =========================================================================


Long-term debt and capital
lease obligations                   $    673,034   $    923,984   $    980,903   $  1,218,670   $     957,159
                                    =========================================================================
Common stockholders'
(deficiency)                        $(30,499,002)  $(29,609,684)  $(25,798,951)  $(25,471,901)  $ (26,460,501)
                                    =========================================================================

Book value per common share         $      (1.98)  $      (1.92)  $      (1.68)  $      (1.66)  $       (1.73)
                                    =========================================================================
Ratio of Earnings to Fixed
Changes                                        *              *              *            8.1               *
                                    =========================================================================


------------------------
*  Not Meaningful

--------------------------------------------------------------------------------
                             MARKET AND MARKET PRICE
--------------------------------------------------------------------------------

Market Information

         Warrantech's common stock, $.007 par value per share, trades under the symbol "WTEC.OB". Trades are reported on the OTCBB.

         The table below sets forth, for the periods indicated, the range of high and low closing bids reported on the OTCBB.

                                                    High                Low
                                                   -----               -----
       Fiscal Year Ending March 31, 2005
            First Quarter                          $1.05               $0.76
            Second Quarter                         $0.87               $0.63
            Third Quarter                          $0.82               $0.61
            Fourth Quarter                         $0.78               $0.57

       Fiscal Year Ending March 31, 2006
            First Quarter                          $0.69               $0.55
            Second Quarter                         $0.63               $0.45
            Third Quarter                          $0.60               $0.37
            Fourth Quarter                         $0.45               $0.33


       Fiscal Year Ending March 31, 2007
            First Quarter                          $0.73               $0.37
            Second Quarter

            (through August 15, 2006)              $0.72               $0.70



         The high and low bid prices and the closing bid price for shares of Warrantech's common stock reported on the OTCBB on June 6, 2006, the last trading day before Warrantech announced the proposed merger and the signing of the merger agreement, was $0.50 per share. On [_______], 2006, the last trading day for which information was practicably available prior to the date of the first mailing of this proxy statement, the closing bid price per share of Warrantech's common stock as reported on the OTCBB was $[____]. Stockholders should obtain a current market quotation for Warrantech's common stock before making any decision with respect to the merger.

Number of Stockholders

       As of the record date, there were __________ shares of outstanding common stock and approximately ___ stockholders of record.

Dividends

         Since Warrantech's inception, no cash dividends have been paid to holders of its common stock. Under the merger agreement, Warrantech has agreed not to pay any dividends on its shares of common stock prior to the completion of the merger.

--------------------------------------------------------------------------------
                      INFORMATION ABOUT THE SPECIAL MEETING
--------------------------------------------------------------------------------

General

         The enclosed proxy is solicited on behalf of Warrantech's board of directors for use at a special meeting of stockholders to be held on ______, 2006 at [_:00 a.m.], local time, or at any adjournments or postponements of the special meeting, for the purposes set forth in this proxy statement and in the accompanying notice of special meeting. The special meeting will be held at the offices of Tannenbaum Helpern Syracuse & Hirschtritt LLP, 900 Third Avenue, 13th Floor, New York, New York 10022. Warrantech intends to mail this proxy statement and the accompanying proxy card on or about [________], 2006 to all stockholders entitled to vote at the special meeting.

Matters to be Considered at the Special Meeting

         At the special meeting, you will be asked to consider and vote in favor of proposals to approve and adopt the merger agreement and the merger and to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt and approve the merger agreement and the merger.

         Pursuant to the merger, Merger Sub will be merged with and into Warrantech, with Warrantech being the surviving corporation and a wholly-owned subsidiary of WT, or, at WT's election, Warrantech will be merged with and into Merger Sub. At the effective time of the merger, each share of Warrantech's common stock issued and outstanding immediately prior to the filing of the plan of merger with the Nevada Secretary of State will be converted into the right to receive $0.75 in cash, without interest, except for:

         o Shares for which appraisal rights have been perfected properly under the Nevada Revised Statutes, which will be entitled to receive the consideration provided for by Nevada law;

         o Shares held by Warrantech as treasury shares which will be cancelled without payment; and

         As described in more detail under "Interests of Directors and Executive Officers in the Merger", Mr. San Antonio and Mr. Tweed currently owe Warrantech $4,165,062 and $3,615,092, respectively, and have agreed that the proceeds to be received by them in the merger for their shares and options will be applied to the payment of their respective outstanding notes payable to Warrantech.

         Except as provided immediately above, Warrantech executive officers and directors will be entitled, like all other Warrantech stockholders, to receive $0.75 per share in cash, without interest, for each share of Warrantech common stock held by them at the effective time of the merger.

         We are not currently aware of any matter to be acted on at the special meeting other than the proposals to approve and adopt the merger agreement, the merger and related transactions and to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement and approve the merger and related transactions. However, if any other matters are properly presented at the special meeting for consideration, the holders of the proxies will have discretion to vote on these matters in accordance with their best judgment. The proxies that Warrantech is soliciting will grant discretionary authority to vote in favor of adjournment or postponement of the special meeting to the extent the proxy holders may deem such actions necessary or appropriate in their discretion.

Record Date and Voting Information


         Only holders of record of Warrantech `s common stock, $0.007 par value per share, at the close of business on August 23, 2006, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof. At the close of business on the record date, __________ shares of Warrantech's common stock were outstanding and entitled to vote at the special meeting. A list of stockholders will be available for review at Warrantech's executive offices during regular business hours beginning two business days after notice of the special meeting is given and continuing to the date of the special meeting and will be available for review at the special meeting or any adjournment thereof. Each holder of record of Warrantech's common stock on the record date will be entitled to one vote for each share held. If you sell or transfer your shares of Warrantech common stock after the record date, but before the special meeting, you will transfer the right to receive the $0.75 in cash per share, without interest, if the merger is consummated to the person to whom you sell or transfer your shares, but you will retain your right to vote at the special meeting.


         All votes will be tabulated by the inspector of elections appointed for the special meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Brokers who hold shares in "street name" for clients typically have the authority to vote on "routine" proposals when they have not received instructions from beneficial owners. Absent specific instructions from the beneficial owner of the shares, however, brokers are not allowed to exercise their voting discretion with respect to the approval of non-routine matters, such as the approval and adoption of the merger agreement, the merger and related transactions. Proxies submitted without a vote by brokers on these matters are referred to as "broker non-votes."

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

Quorum

         A majority of the outstanding shares of common stock will constitute a quorum for the transaction of business related to the proposals and for the transaction of all other business at the special meeting. If a share is represented for any purpose at the special meeting it will be deemed present for purposes of determining whether a quorum exists. Shares of common stock held in treasury by Warrantech are not considered to be outstanding on the record date or otherwise entitled to vote at the special meeting for purposes of determining a quorum. Shares represented by proxies reflecting abstentions and properly executed broker non-votes are counted for purposes of determining whether a quorum exists at the special meeting.

Required Vote

         Approval and adoption of the merger agreement and the merger requires the affirmative vote of holders of a majority of the outstanding shares of Warrantech's common stock. Proxies that reflect abstentions and broker non-votes, as well as proxies that are not returned, will have the same effect as a vote against the merger proposals.


         Concurrently with the execution and delivery of the merger agreement, certain executive officers, members of the board of directors and other stockholders, who collectively hold an aggregate of 4,932,051 shares of Warrantech common stock, or 35.0% of Warrantech's outstanding common stock as of the record date, agreed to vote their shares for the adoption of the merger agreement and approval of the merger and related transactions.


         Approval and adoption of any adjournment or postponement of the special meeting, if necessary or appropriate, requires the affirmative vote of holders of a majority of the votes cast, either in person or by proxy present and voting at the special meeting. If the special meeting is adjourned or postponed for any reason, at any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the meeting, except for any proxies that have been revoked or withdrawn.

Proxies and Revocation of Proxies

         Stockholders of record may submit proxies by mail or vote via the Internet or telephone. Instructions regarding telephone and Internet voting are included on the proxy card. After carefully reading and considering the information contained in this proxy statement, you should complete, date and sign your proxy card and mail the proxy card in the enclosed postage paid return envelope as soon as possible so that your shares may be voted at the special meeting, even if you plan to attend the special meeting in person. Submitting a proxy now will not limit your right to vote at the special meeting if you decide to attend in person. If your shares are held of record in "street name" by a broker or other nominee and you wish to vote in person at the special meeting, you must obtain from the record holder a proxy issued in your name.

         Proxies received at any time before the special meeting is called to order and not revoked or superseded before being voted will be voted at the special meeting. If the proxy indicates specific voting instructions, it will be

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

voted in accordance with the voting instructions. If no voting instructions are indicated, the proxy will be voted "FOR" approval and adoption of the merger agreement, the merger and related transactions.

         Please do not send in stock certificates at this time. If the merger is consummated, you will receive instructions regarding the procedures for exchanging your existing Warrantech stock certificates for the $0.75 per share cash payment, without interest.

         Any person giving a proxy pursuant to this solicitation has the power to revoke and change it at any time before the meeting is called to order. It may be revoked and changed by filing a written notice of revocation with Warrantech's Secretary at Warrantech's executive offices located at 2200 Highway 121, Suite 100, Bedford, Texas 76021, Attention: James Morganteen, by submitting in writing a proxy bearing a later date, or by attending the special meeting and voting in person. Attendance at the special meeting will not, by itself, revoke a proxy. If you have given voting instructions to a broker or other nominee that holds your shares in "street name," you may revoke those instructions by following the directions given by the broker or other nominee.

Expenses of Proxy Solicitation


         This proxy statement is being furnished in connection with the solicitation of proxies by our board of directors. Warrantech will bear the entire cost of soliciting, including costs relating to preparation, assembly, printing and mailing of this proxy statement, the notice of the special meeting of stockholders, the enclosed proxy and any additional information furnished to stockholders. Copies of solicitation materials will also be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Warrantech common stock beneficially owned by others to forward to these beneficial owners. Warrantech may, upon request, reimburse brokers, bankers and other nominees representing beneficial owners of Warrantech common stock for their costs of forwarding solicitation materials to the beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone or personal solicitation by Warrantech's directors, officers or other regular employees. No additional compensation will be paid to any of them. We have also retained Morrow & Co., Inc. to aid in the solicitation of proxies for a fee of $4,500 plus out-of-pocket expenses and per-call charges.


Adjournments and Postponements

         Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. If the special meeting is adjourned to a different place, date or time, Warrantech need not give notice of the new place, date or time if the new place, date or time is announced at the meeting before adjournment or postponement, unless a new record date is or must be set for the adjourned meeting. Warrantech's board of directors must fix a new record date if the meeting is adjourned to a date more than 120 days after the date fixed for the original meeting. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow Warrantech's stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

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

Attending the Special Meeting

         In order to attend the special meeting in person, you must be a stockholder of record on the record date, hold a valid proxy from a record holder or be Warrantech's invited guest. You will be asked to provide proper identification at the registration desk on the day of the meeting or any adjournment or postponement of the meeting.

Appraisal Rights

       Stockholders who do not vote in favor of approval and adoption of the merger agreement and the merger, and who otherwise comply with the applicable statutory procedures of Nevada law summarized elsewhere in this proxy statement, will be entitled to seek appraisal of the value of their Warrantech common stock as set forth in Chapter 92A of the Nevada Revised Statutes. See "SPECIAL FACTORS -- Appraisal Rights."


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--------------------------------------------------------------------------------
                ADOPTION OF THE MERGER AGREEMENT (PROPOSAL NO. 1)
--------------------------------------------------------------------------------

         On June 7, 2006, Warrantech entered into the merger agreement with Merger Sub and WT. The following is a summary of the material terms of the merger agreement. This summary does not purport to describe all the terms of the merger agreement and is qualified by reference to the complete merger agreement which is attached as Exhibit A to this proxy statement. We urge you to read the merger agreement carefully and in its entirety because it, and not this proxy statement, is the legal document that governs the merger.

         The text of the merger agreement has been included to provide you with information regarding its terms. The terms of the merger agreement (such as the representations and warranties) are intended to govern the contractual rights and relationships, and allocate risks, between the parties in relation to the merger. The merger agreement contains representations and warranties that Warrantech and Merger Sub and WT made to each other as of specific dates. The representations and warranties were negotiated between the parties with the principal purpose of setting forth their respective rights with respect to their obligations to consummate the merger and may be subject to important limitations and qualifications as set forth therein, including a contractual standard of materiality different from that generally applicable under federal securities laws.

The Merger

         The merger agreement provides that, at the effective time of the merger, Merger Sub will merge with and into Warrantech, Merger Sub will cease to exist and Warrantech will continue as the surviving corporation and as a wholly-owned subsidiary of WT, or, at WT's election, Warrantech will merge with and into Merger Sub.

Completion of the Merger

         The merger will be completed when articles of merger, including a plan of merger, are filed with the Nevada Corporation Commission, or such later time as the parties to the merger agreement agree to and specify in the merger agreement. The parties have agreed to file the plan of merger as soon as practicable after the satisfaction or waiver of the merger agreement's closing conditions described below. The parties expect to file the plan of merger shortly after Warrantech's stockholders approve and adopt the merger agreement at the ______, 2006 special meeting of Warrantech's stockholders, assuming that all conditions to the merger have been satisfied or waived.

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

Articles of Incorporation, Bylaws and Directors and Officers of the Surviving Corporation

         At the effective time of the merger:

         o The articles of incorporation of Merger Sub immediately prior to the effective time will become the articles of incorporation of the surviving corporation, until thereafter amended in accordance with the Nevada Revised Statutes;

         o Merger Sub's bylaws as in effect immediately prior to the effective time of the merger will become the bylaws of the surviving corporation, until thereafter amended in accordance with the articles of incorporation and the Nevada Revised Statutes; and

         o Warrantech's executive officers immediately prior to the effective time of the merger will continue to serve as executive officers of the surviving corporation and the directors of Merger Sub at the effective time of the merger will comprise the surviving corporation's board of directors.

Payment for Shares and Surrender of Stock Certificates

         At the effective time of the merger, all outstanding shares of Warrantech common stock will automatically be cancelled and will cease to exist and, subject to the right of a stockholder to exercise appraisal rights, all holders of certificates representing shares of Warrantech common stock will cease to have any rights as stockholders other than the right to receive the merger consideration. No further transfer of any such shares may be made after the effective time of the merger.

         Prior to the effective time of the merger, WT will enter into an agreement with a paying agent pursuant to which the paying agent will receive and disburse the merger consideration to Warrantech's stockholders. As soon as reasonably practicable after the effective time of the merger, the paying agent will mail to the record holders of Warrantech common stock a letter of transmittal and instructions for use in effecting the surrender of stock certificates in exchange for the merger consideration. Upon surrender of a Warrantech stock certificate to the paying agent, together with a duly executed letter of transmittal and such other customary documents as may be reasonably required by the paying agent, the holder of the stock certificate will be entitled to receive the merger consideration with respect to each share of common stock that is represented by the stock certificate. Until properly surrendered to the paying agent with a properly executed letter of transmittal, each certificate will represent only the right to receive the merger consideration relating to the certificate. No interest will be paid or will accrue on any merger consideration.

         At any time following six months after the effective time of the merger, the surviving corporation may require the paying agent to deliver to it any funds which had been made available to the paying agent and have not been disbursed to the holders of stock certificates, and any holder of a stock certificate who has not surrendered the stock certificate will thereafter be entitled only to look directly to the surviving corporation for payment of the merger consideration upon surrender of the stock certificate. If any portion of the merger consideration is to be paid to a person other than a registered holder of shares represented by a stock certificate surrendered in exchange, the surrendered stock certificate must be properly endorsed or must otherwise be in proper form for transfer, and the person requesting such payment must pay to the paying agent any transfer or other taxes required as a result of such payment to a person other than the registered holder of the shares or establish to the satisfaction of the paying agent that the tax has been paid or is not payable. None of Warrantech, WT, Merger Sub, or the paying agent will be liable to any person with respect to any merger consideration that is delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         At the effective time of the merger:

         o Each outstanding share of Warrantech's common stock that is held by Warrantech in its treasury or by any wholly-owned subsidiary of Warrantech will be cancelled, and no consideration will be paid for such shares;

         o Each outstanding share of Warrantech's common stock that is held by WT and Merger Sub will also be cancelled, and no consideration will be paid for such shares;

         o Every other outstanding share of Warrantech common stock (other than shares that are held by dissenting stockholders who exercise and perfect their appraisal rights under Nevada law) will be converted automatically into the right to receive $0.75 in cash, without interest, less any applicable withholding taxes, as the merger consideration; and

         o Each outstanding share of Merger Sub that is held by WT will be converted into one share of the common stock of the surviving corporation and, as a result, Warrantech will become a wholly-owned subsidiary of WT.

         o Warrantech stock options, whether vested or unvested, will be cancelled and option holders will receive the excess, if any, of $0.75 per share, without interest, over the option exercise price for each share subject to the stock option, less any applicable withholding taxes.

Dissenting Shares

         Shares of Warrantech's common stock that are held by a stockholder who does not vote in favor of the approval and adoption of the merger agreement and the merger and who has delivered a written demand for appraisal of such shares in accordance with Nevada law will not be converted into the right to receive the merger consideration, unless and until the dissenting holder fails to perfect or effectively withdraws or otherwise loses its right to appraisal and payment under Nevada law. See "SPECIAL FACTORS -- Appraisal Rights" for a description of the procedures that you must follow if you desire to exercise your appraisal rights under Nevada law.

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

Representations and Warranties

         The merger agreement contains various representations and warranties from Warrantech, WT and Merger Sub. The representations and warranties will terminate at the effective time of the merger and will have no further force or effect. Warrantech has made representations and warranties to WT and Merger Sub that relate to, among other things:

         o        due organization and good standing;

         o        subsidiaries;

         o        capital structure;

         o        due authorization and enforceability of the merger agreement;

         o        no conflicts or consents;

         o        SEC filings and undisclosed liabilities;

         o        this proxy statement;

         o        absence of certain changes or events since March 31, 2005;

         o        taxes;

         o        benefit plans and the absence of changes thereto;

         o        litigation;

         o        compliance with applicable laws;

         o        intellectual property;

         o        real property;

         o        personal property and assets;

         o        insurance;

         o        labor matters;

         o        material contracts;

         o        brokers and finders;

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

         o        receipt of opinion of financial advisor;

         o        environmental matters; and

         o        related party transactions.

         WT and Merger Sub have made representations and warranties to Warrantech that relate to, among other things, the following matters:

         o        due organization and good standing;

         o        absence of activities;

         o        due authority and enforceability of the merger agreement;

         o        no conflicts or consents;

         o        this proxy statement;

         o        brokers and finders; and

         o        financing.

         Certain of the representations and warranties listed above will not be considered breached unless the breach of the representation or warranty would have a material adverse effect on the entity that has given the representation or warranty.

         A "material adverse effect" with respect to Warrantech and its subsidiaries means:

         (i) any change, effect, event, occurrence or state of facts that is or is reasonably likely to be materially adverse to the business, assets, condition (financial or otherwise), or results of Warrantech and its subsidiaries, taken as a whole, other than effects relating to:

                  (A) changes, effects, events, occurrences or circumstances that generally affect the industries in which Warrantech operates, and that do not have a materially disproportionate impact on Warrantech and its subsidiaries, taken as a whole, or

                  (B) general economic, financial or securities market conditions in the United States or elsewhere,

         (ii) any insurance carrier issuing certain insurance policies shall have terminated or withdrawn coverage under, or materially and adversely modified any term (including premiums payable) of any such policy, or

         (iii) the occurrence of any material adverse development in the case Lloyd's et. al. v. Warrantech Corporation et. al., or

         (iv) any material customer or group of customers shall have, with respect to Warrantech or any of its subsidiaries:

                  (A)      ceased or threatened to cease to do business, or

                  (B) materially reduced or threatened to materially reduce the amount of business by such customer or customers, or

                  (C) materially and adversely modified any term of such customer or customer's existing agreements, or

         (v) there shall have occurred any change, effect, event, occurrence or state of facts that is or is reasonably likely to have a material adverse effect on Warrantech's and its subsidiaries' cash flow, taken as a whole, or

         (vi) Warrantech's or its subsidiaries' ability to sell their products and services shall have been materially and adversely affected by any change in regulatory requirements or insurance laws or the failure to obtain any regulatory approvals necessary to consummate the merger and the other transactions contemplated in connection with the merger, or

         (vii) any change, effect, event, occurrence or state of facts that is or is reasonably likely to be materially adverse to Warrantech's and its subsidiaries' ability to conduct their operations immediately after the effective time of the merger in substantially the same manner as such operations are being conducted prior thereto, or

         (viii) a material adverse effect on Warrantech's ability to perform its obligations under the merger agreement or which would prevent or materially delay the consummation of the merger and the other transactions contemplated in connection with the merger.


Conduct of Warrantech's Business Prior to the Merger

         Warrantech has agreed that, during the period prior to the effective time of the merger, unless consented to in writing by Merger Sub (which consent will not be unreasonably withheld):

         o neither Warrantech nor any of its subsidiaries will operate their businesses outside of the ordinary course of business; and

         o Warrantech shall, and shall cause its subsidiaries to, use reasonable efforts to keep available the services of its current officers and employees and keep their business organizations intact and maintain existing relations with their customers, suppliers, licensors, licensees, distributors and others having business dealings with them.

         In addition, Warrantech has agreed that, until the effective time of the merger, subject to certain exceptions and for certain actions taken in the ordinary course of business or with WT's prior written consent, it will and will cause its subsidiaries to comply with specific restrictions relating to, among others:

         o        amending its certificate of incorporation or by-laws;

         o splitting, combining or reclassifying its common stock or any outstanding capital stock of any of its subsidiaries;

         o declaring, setting aside or paying any dividends on, or other distributions in respect of, its capital stock, purchasing or redeeming any shares of capital stock;

         o issuing, delivering, selling or granting, and shares of capital stock, voting debt instruments, securities convertible in to equity or voting instruments, or stock based incentives;

         o increasing compensation or benefits; granting severance or termination benefits; entering, modifying or amending employment agreements, adopting or amending benefit plans, or accelerating any benefits;

         o merging or consolidating with, or acquiring a substantial portion of the assets of, any business, company, partnership, joint venture, association or other business organization (or division thereof) or any material assets;

         o        selling, leasing or encumbering any assets;

         o incurring or assuming any indebtedness, or making any loans or advances or investments;

         o materially changing any accounting methods or practices used by it unless required by GAAP;

         o making capital expenditures in excess of $50,000 individually or $100,000 in the aggregate;

         o        making or changing any tax election;

         o paying any claims, canceling or forgiving any indebtedness or waiving certain benefits;

         o settling or compromising any material claim or material litigation;

         o terminating, canceling, amending or modifying any insurance policy which is not replaced by comparable coverage;

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

         o        modifying, amending or terminating any material contract; and

         o committing or agreeing to take any of the actions described in the previous bullet points.

Access and Investigation

         Warrantech has agreed to provide WT and its representatives with reasonable access to Warrantech's and Warrantech's subsidiaries' officers, employees, agents, properties, books and records, and all financial and other data and information as reasonably requested.

Third Party Offers

         Neither Warrantech, not its officers, directors or representatives shall (i) directly or indirectly solicit a proposal to the acquisition of Warrantech or a merger or other extraordinary corporate transaction, (ii) enter into an agreement with respect to such a transaction or (iii) participate in any discussions or negotiations with respect to, or provide any information or cooperation to any person seeking such a transaction. The merger agreement generally permits Warrantech's board of directors, prior to receipt of stockholder approval of the merger agreement and the merger, to engage in discussions with a third party regarding an unsolicited competing offer, and to disclose non-public information to a third party pursuant to a confidentiality agreement, if:

         o Warrantech's board of directors of determines in good faith, after consultation with and taking into account the advice of its outside legal counsel and any outside financial advisor engaged by Warrantech, that the competing offer is a superior alternative to the merger;

         o Warrantech's board of directors determines in good faith, after consultation with and taking into account the advice of its outside legal counsel, that a failure to make inquiries or conduct discussions and negotiations with respect to the competing offer would constitute a breach of the fiduciary duties of the board of directors;

         o Warrantech gives written notice to WT of its intention to explore the competing offer and keeps WT apprised of such competing offer;

         o prior to supplying the third party with any confidential information regarding Warrantech, the third party enters into a confidentiality agreement with Warrantech containing terms no less restrictive than the terms set forth in the merger agreement; and

         o        such discussions are limited to a twenty day period.

         As described below, WT can terminate the merger agreement if Warrantech's board of directors withdraws, conditions or qualifies its recommendation in accordance with the merger agreement. See "ADOPTION OF THE MERGER AGREEMENT (PROPOSAL NO. 1) -- Amendment and Termination of the Merger Agreement."

Directors' and Officers' Insurance and Indemnification

         All rights to indemnification for acts or omissions occurring prior to the effective time of the merger in favor of the current or former directors or officers of Warrantech and its subsidiaries as provided in their respective certificates of incorporation or by-laws will survive the merger and will continue in effect in accordance with their terms for a period of not less than six years from the effective time of the merger. In connection with the merger, effective on and as of June 7, 2006, the Bylaws of Warrantech were amended by the board of directors to expressly provide that (i) the provisions of 78.378 through 78.3793 (inclusive) of the Nevada Revised Statutes shall not apply to WT, Merger Sub, Mr. San Antonio or their respective affiliates and (ii) Warrantech shall pay all costs and expenses borne by an indemnitee under the Bylaws in connection with such indemnitee's defense of any proceeding involving, resulting from, related to or arising out of a business combination, merger or recapitalization, as they are incurred and in advance of the final disposition within 20 days of submission of bills or vouchers for such costs or expenses, provided that such indemnitee delivers to Warrantech an undertaking to repay the amounts paid by Warrantech if a final determination is made by a court or other tribunal of competent jurisdiction that such indemnitee was not entitled to indemnification from Warrantech.

         The merger agreement provides that the surviving corporation from the merger will purchase "tail" coverage to Warrantech's existing officers' and directors' liability insurance policy for a one year period commencing at the effective time of the merger, with respect to matters occurring prior to or at the effective time of the merger and having a $1,000,000 coverage limit.

Public Announcements

         Warrantech, on the one hand, and WT and Merger Sub, on the other hand, have agreed to consult with and obtain the consent of the other party (or parties) before issuing any press release or otherwise making any public statement with respect to the merger.

Notification of Certain Matters

         Warrantech and each of WT and Merger Sub have agreed to give prompt notice to the other parties upon discovery of:

         (a) any representation or warranty made by it that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect; and

         (b) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under any transaction document.

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

Stockholders' Meeting

         Pursuant to the merger agreement, Warrantech will call, give notice of and hold a special meeting of stockholders for the purpose of adopting and approving the merger agreement and the merger. Warrantech agreed to include in this proxy statement a statement to the effect that its board of directors recommends that stockholders vote to adopt and approve the merger agreement and the merger. Except as described under "ADOPTION OF THE MERGER AGREEMENT (PROPOSAL NO. 1) -- Third Party Offers," Warrantech has agreed not to withdraw or modify this recommendation.

Merger Financing

         The merger will be financed through a combination of debt and equity financing to be obtained by WT.

Conditions to Completing the Merger

         The obligations of each party to the merger agreement to complete the merger are subject to the satisfaction or waiver of the following conditions:

         o Adoption of the merger agreement and approval of the merger and related transactions by the Warrantech stockholders; and

         o The absence of any order or injunction prohibiting the merger or certain proceedings seeking any such order or injunction.

         The obligations of Parent and Merger Sub to complete the merger are subject to the satisfaction or waiver of the following conditions:

         o The absence of any statute, rule or regulation being enacted by a governmental entity that restrains, precludes, enjoins or prohibits the merger or makes it illegal;

         o The receipt of all regulatory approvals and consents to specified contracts that are necessary for the consummation of the merger;

         o The continued accuracy of the representations and warranties of Warrantech;

         o The performance in all material respects by Warrantech of its covenants contained in the merger agreement;

         o There not having been any event, change, effect or development that, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on Warrantech;

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

         o The total number of shares of Warrantech's common stock seeking appraisal rights not exceeding five percent of the issued and outstanding common stock; and

         o Warrantech having obtained insurance coverage with a replacement carrier or carriers, rated A- or better by S&P, to replace the existing automobile insurance coverage with Great American Insurance Company, which coverage shall be satisfactory to WT or Great American Insurance Company having agreed in writing on terms reasonably satisfactory to WT to extend such coverage until December 31, 2006. The foregoing condition will be satisfied provided that certain agreements entered into between Warrantech and Great American Insurance Company on June 7, 2006 remain in effect at the closing of the merger.

         The obligations of Warrantech to complete the merger are subject to the satisfaction or waiver of the following conditions:

         o The continued accuracy of the representations and warranties of WT and Merger Sub; and

         o The performance in all material respects by WT and Merger Sub of their respective covenants contained in the merger agreement.

         Except as noted above, none of these conditions has yet been satisfied. No statutes, rules, regulations, orders or the like have been issued, and no material adverse effect on Warrantech has occurred as of the date of this proxy statement. At this point it is not anticipated that any closing conditions will fail to be satisfied. However, as a result of the conditions described above to the completion of the merger, there is no assurance that the merger will be completed even if the requisite stockholders' approvals are obtained at the special meeting.

Amendment and Termination of the Merger Agreement

         Prior to the effective time of the merger, whether before or after the adoption of the merger agreement by Warrantech's stockholders, the merger agreement may be terminated as follows:

         o        by the mutual written consent of Warrantech, WT and Merger
Sub;

         o by WT if there has been a material breach in the context of the merger of any covenant or agreement made by Warrantech in the merger agreement, and such breach is not curable, or if curable, is not cured with 15 days after written notice of such breach is given by WT or Merger Sub;

         o by WT if there has been a material adverse effect on Warrantech and its subsidiaries, taken as a whole;

         o by either WT or Warrantech if the merger is not approved at the special meeting;

         o by either Warrantech or WT if any governmental entity issues an order, decree, ruling or other action permanently enjoining, restraining or otherwise prohibiting the merger and such order or other action has become final and nonappealable;

         o by either Warrantech or WT if the merger has not been consummated by the later of October 5, 2006 or 60 days after the date this proxy statement is cleared by the SEC; provided, however, that either Warrantech or WT may terminate the merger agreement if the merger has not been consummated by December 31, 2006;

         o by WT prior to Warrantech's stockholders approving the merger agreement if

         (a) Warrantech's board of directors withdraws, modifies or changes its recommendation so that it is not in favor of the merger agreement or the merger, or

         (b) Warrantech's board of directors fails to reaffirm publicly its recommendation regarding the merger and the merger agreement within five days of written request thereof by WT; or

         (c) Breach by Warrantech of its covenant of non-solicitation; failure of Warrantech to comply with its covenant regarding promptly filing this proxy statement and holding the special meeting; or failure to hold the special meeting within 45 days of clearance of this proxy statement by the SEC unless such failure is a result of Sections 92A.120(3) and (5) of the Nevada Revised Statutes following a withdrawal by Warrantech's board of directors of its recommendation of the merger and the merger agreement.

         o        by Warrantech to accept a competing offer, but only if:

                  (1)      Warrantech receives a superior competing offer;

                  (2) Warrantech's board of directors shall have determined in good faith, after consultation with outside counsel and independent financial advisors, that it is necessary to withdraw its recommendation of the merger agreement in order to comply with its fiduciary duty;

                  (3) Warrantech notifies WT in writing of its intention to do so and causes its legal counsel, and any outside financial advisor engaged by Warrantech, to afford WT the opportunity to match the terms of the competing offer and to negotiate with WT to make other adjustments in the terms and conditions of the merger agreement that would permit Warrantech's board of directors to recommend the merger agreement, as revised,

                  (3) Warrantech has not received from WT within five business days of WT's receipt of the notice referred to above an offer that matches or exceeds the terms of the competing offer;

                  (4) Warrantech is not in breach of its covenant of non-solicitation;

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

                  (3) Warrantech pays to WT costs and expenses incurred by WT in connection with the merger agreement and merger, in an amount not to exceed $500,000 and pays WT an additional fee of $1,250,000. See "ADOPTION OF THE MERGER AGREEMENT (PROPOSAL NO. 1) -- Fees and Expenses."

         A "competing offer" means any proposal or offer to acquire in any manner, directly or indirectly, (a) all or substantially all of the assets of Warrantech and its subsidiaries, taken as a whole, or (b) a seventy-five percent equity interest in, or any voting securities representing at least seventy-five of the voting interests of, Warrantech, in each case other than the transactions contemplated by the merger agreement.

Fees and Expenses

         Except as described below, all fees and expenses that are incurred in connection with the merger and the merger agreement will be paid by the party incurring the fees and expenses.

         Warrantech must pay to WT all fees and expenses incurred by WT in connection with the merger agreement and the merger, in an amount not to exceed $500,000, if Warrantech terminates the merger agreement because it has accepted a competing offer that is a superior alternative to the merger agreement in accordance with the terms of the merger agreement; WT terminates the merger agreement for breach of a representation, warranty or covenant of Warrantech which breach cannot be cured within fifteen days after written notice; or WT terminates the merger agreement for certain breaches by Warrantech of its obligation under the merger agreement to call and hold the special meeting of stockholders and to recommend the merger to such stockholders. In addition, Warrantech shall pay to WT a fee of $1,250,000 if Warrantech terminated the merger agreement because it has accepted a competing offer that is a superior alternative to the merger agreement in accordance with the terms of the merger agreement; WT terminates the merger agreement for certain breaches by Warrantech of its obligation under the merger agreement to call and hold the special meeting of stockholders and to recommend the merger agreement to stockholders; or the merger agreement is terminated and within twelve months of such termination Warrantech enters into a definitive agreement to consummate, or consummates, another change of control transaction.

         WT shall pay to Warrantech a fee of $250,000 and shall pay to Warrantech all fees and expenses incurred by Warrantech in connection with the merger agreement and the merger, in an amount not to exceed $500,000, if the conditions to closing the merger are satisfied or would be satisfied upon Warrantech's performance of its obligations at closing and WT and Merger Sub fail to close the merger notwithstanding Warrantech's confirmation that it remains ready, willing and able to proceed with the merger.

Governing Law

         The merger agreement provides that it is governed by the laws of the State of Nevada, without regard to Nevada's conflict of laws rules.

--------------------------------------------------------------------------------
               ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING
                                (PROPOSAL NO. 2)
--------------------------------------------------------------------------------

         The board of directors is asking the Warrantech stockholders to vote on a proposal to adjourn or postpone the special meeting, if necessary or appropriate, in order to allow for the solicitation of additional proxies if there are insufficient votes at the time of the special meeting to approve and adopt the merger agreement, the merger and related transactions.

--------------------------------------------------------------------------------
                              RECENT TRANSACTIONS
--------------------------------------------------------------------------------


         There have been no transactions in the common stock of Warrantech effected during the last 60 days by Warrantech or any executive officer, director, affiliate or subsidiary of Warrantech, other than (1) the agreements entered into by each of Mr. San Antonio, Warrantech's Chief Executive Officer and Chairman of the Board of Directors and William Tweed, a former director of Warrantech, with WT which is described in "SPECIAL FACTORS - Merger Consideration to be Received by Directors and Officers of Warrantech" and (2) the transfer by Mr. Tweed of 211,476 shares to Warrantech on June 26, 2006 in satisfaction of accrued interest on Mr. Tweed's promissory note in favor of Warrantech.


--------------------------------------------------------------------------------
                               SECURITY OWNERSHIP
                   OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
--------------------------------------------------------------------------------


         The following table sets forth certain information, as of August 15, 2006, with respect to the number of shares of Warrantech common stock beneficially owned by individual directors and officers, by all directors and officers of Warrantech as a group, and by persons known to Warrantech to own more than 5% of Warrantech common stock. Unless otherwise indicated below, to Warrantech's knowledge, all persons below have sole voting and investment power with respect to their shares, except to the extent authority is shared by spouses under applicable law. This information is based upon Warrantech's records and the persons' filings with the SEC. Pursuant to the voting agreements entered into with the Principal Stockholders, WT may be deemed to be the beneficial owner of 4,932,051 shares of Warrantech common stock representing 35.0% of the outstanding common stock as of August 15, 2006.


                                            Number of      Options
                                            Shares         Exercisable    Total
                                            Beneficially   within 60      Beneficial    Percent
   Name and Address                         Owned          days           Ownership     of Class
----------------------------------------    ------------   -----------    ------------  --------
Joel San Antonio                            2,937,295      750,000        3,687,295(3)  24.69%
2200 Highway 121, Suite 100
Bedford, Texas 76021


William Tweed                               1,079,061      -              1,709,061(4)  12.14%
Lance Aux Epines
St. Georges, Grenada
West Indies


Robert Cohen                                5,000          -              5,000(5)      (6)
2200 Highway 121, Suite 100
Bedford, Texas 76021

Donald Senderowitz                          52,200         -              52,200        (6)
2750 Chew Street
Allentown, Pennsylvania 1810

Charles G. Steine                           7,500          -              7,500         (6)
2200 Highway 121, Suite 100
Bedford, Texas 76021

Richard Rodriguez                           1,100          29,500         30,600        (6)
2200 Highway 121, Suite 100
Bedford, Texas 76021

Prescott Group Capital Management, L.L.C.   1,035,273      -              1,035,273     7.30%
and Mr. Phil Frohlich
1924 South Utica, Suite 1120
Tulsa, Oklahoma 74104


All directors and executive officers as     2,966,673      983,259        3,949,932     26.27%
a group
(10 persons)


(1) Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares. Unless otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned by them.


(2) The number and percentage of shares beneficially owned are based on 14,082,021 shares of common stock issued and outstanding as of August 15, 2006, after deducting shares held in treasury. Certain of the above listed persons have the right to acquire beneficial ownership of shares of Warrantech common stock within 60 days after the date of this proxy statement. Each of their percentages of ownership is determined by assuming that all of their respective options have been exercised and that the shares acquired upon exercise are outstanding.


(3) The 3,687,295 shares held by Mr. San Antonio do not include (i) 46,908 shares owned by his brother, sister-in-law and mother, (ii) 5,000 held by two of Mr. San Antonio's adult children, (iii) an aggregate of 200,000 shares held in trusts for his children for which Mr. San Antonio's ex-wife is trustee and (iv) 100,800 shares owned by his ex-wife. Mr. San Antonio disclaims the beneficial ownership of shares listed in (i) through (iv) above. Such 3,687,295 shares include 48,215 shares held in his 401(k) account and 750,000 shares subject to stock options exercisable within 60 days.

(4)  Includes (i) 23,000 shares held by Mr. Tweed as custodian for his daughter,
(ii) 1,500 shares held by Mr. Tweed's wife, and (iii) 55,000 shares held in trust, as to which he disclaims any beneficial interest. Does not include an aggregate of 7,500 shares held by Mr. Tweed's sister and 60,000 shares held by Mr. Tweed's daughter as to which Mr. Tweed also disclaims beneficial ownership.

(5) Includes 200 shares owned by Mr. Cohen's wife as custodian for Mr. Cohen's son, as to which he disclaims any beneficial interest.

(6)  Less than 1% of the outstanding shares of common stock.

--------------------------------------------------------------------------------
                          FUTURE STOCKHOLDER PROPOSALS
--------------------------------------------------------------------------------

         If the merger is completed, there will be no public participation in any future meetings of Warrantech stockholders. However, if the merger is not completed, Warrantech's stockholders will continue to be entitled to attend and participate in stockholders' meetings. If the merger is not completed, Warrantech will inform its stockholders, by press release or other means determined reasonable by Warrantech, of the date by which stockholder proposals must be received for inclusion in the proxy materials relating to the annual meeting, which proposals must comply with the rules and regulations of the SEC then in effect.

--------------------------------------------------------------------------------
                  WHERE STOCKHOLDERS CAN FIND MORE INFORMATION
--------------------------------------------------------------------------------


         Warrantech files annual, quarterly and special reports, proxy statements and other information with the SEC. In addition, because the merger is a "going private" transaction, the members of the buying group, Mr. San Antonio and Mr. Tweed have filed a Schedule 13E-3 with respect to the merger. The Schedule 13E-3, the exhibits to the Schedule 13E-3 and such reports, proxy statements and other information contain additional information about Warrantech, the members of the buying group, Mr. San Antonio and Mr. Tweed. Each exhibit to this proxy statement and the Schedule 13E-3, and the other documentation relating to the merger and the merger agreement, will be made available for inspection and copying at Warrantech's principal office during regular business hours by any Warrantech stockholder or a representative of any stockholder as so designated in writing. Copies of these documents are also available without charge and without exhibits (unless the exhibits are specifically incorporated by reference into this proxy statement), to any person to whom this proxy is delivered upon written request or telephonic request directed to Warrantech Corporation at 2200 Highway 121, Suite 100, Bedford, Texas 76021 Attention: James Morganteen or at (800) 544-9510. Any requested documents will be sent by first class mail or other equally prompt means within one business day of our receipt of such request. Warrantech stockholders may read and copy the Schedule 13E-3 and any reports, statements or other information filed by Warrantech at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Warrantech's filings with the SEC are also available to the public from commercial document retrieval services and at the website maintained by the SEC located at http://www.sec.gov. In addition, our Annual Report on Form 10-K for the fiscal year ending March 31, 2006, attached to this proxy statement as Exhibit D contains important information regarding Warrantech that you should review in connection with considering the proposals contained in this proxy statement.

         This proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in such jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in the affairs of Warrantech since the date of this proxy statement or that the information herein is correct as of any later date. Stockholders should not rely on information other than that contained or incorporated by reference in this proxy statement. Warrantech has not authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement is dated [________], 2006. No assumption should be made that the information contained in this proxy statement is accurate as of any date other than such date.

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